Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222986

CNL STRATEGIC CAPITAL, LLC

SUPPLEMENT NO. 8 DATED AUGUST 16, 2018

TO THE PROSPECTUS DATED MARCH 7, 2018

We are providing this Supplement No. 8 to you in order to supplement our prospectus dated March 7, 2018 (as supplemented to date, the “Prospectus”). This Supplement No. 8 supersedes and replaces all prior supplements to the Prospectus. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the Prospectus. Capitalized terms used in this supplement have the same meanings in the Prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “Company” refer to CNL Strategic Capital, LLC.

Before investing in our shares you should read the entire Prospectus and this Supplement No. 8, and consider carefully our business objectives, risks, fees and expenses. You should also carefully consider the information disclosed in the section of the Prospectus captioned “Risk Factors” before you decide to invest in our shares.

The purpose of this Supplement No. 8 is to disclose the following:

•	the status of our current public offering;
•	to disclose our net asset value;
•	to disclose the adjusted per share public offering price for each class of our shares, effective as of August 24, 2018;
•	to disclose information about our distributions;
•	an update to our prospectus summary;
•	an update to our risk factors;
•	an update to the prior performance of the Manager, the Sub-Manager and their respective affiliates;
•	a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section substantially the same as that which was included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 14, 2018;
•	an update to a biography under the Management section;
•	an update to our portfolio;
•	an update to our security ownership;
•	an update to information regarding conflicts of interest and certain relationships and related party transactions;
•	an update to our ERISA considerations;
•	an update to our plan of distribution;
•	our condensed consolidated unaudited financial statements and the notes thereto as of and for the period ended June 30, 2018, as included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 14, 2018; and
•	an update to our prior performance tables included in Appendix A of our Prospectus.

Status of our Current Public Offering

Our registration statement on Form S-1 relating to our current public offering (the “Offering”) was declared effective by the Securities and Exchange Commission (the “SEC”) on March 7, 2018. Through August 9, 2018, we had issued 107,869 common shares (consisting of 2,647 Class A shares, 6,387 Class T shares, 37,236 Class D shares and 61,599 Class I shares) pursuant to the Offering, which includes 823 Class A shares, 6 Class D shares and 47 Class I shares issued pursuant to our distribution reinvestment plan, and received aggregate gross offering proceeds of $2,742,006.

Determination of Net Asset Value

On August 16, 2018, our board of directors determined our net asset value per share for each outstanding share class in a manner consistent with our valuation policy, as described under “Determination of Net Asset Value” in the Prospectus. Class FA shares were offered in a separate private offering and are not being offered in the Offering. The following table provides the Company’s aggregate net asset value and net asset value per share for its Class FA, Class A, Class T, Class D, and Class I shares as of July 31, 2018:

Month Ended 7/31/18	Class FA	Class A	Class T	Class D	Class I	Total
Net Asset Value	$85,501,576	$69,056	$167,076	$972,425	$1,609,334	$88,319,467
Number of Outstanding Shares	3,266,260	2,647	6,387	37,236	61,599	3,374,129
Net Asset Value, Per Share	$26.18	$26.09	$26.16	$26.12	$26.13

We have also posted this information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain this information by calling us by telephone at (866) 650-0650.

Our board of directors had also previously determined the net asset value per share for each Company share class with outstanding shares as of the months ended March 31, 2018, April 30, 2018, May 31, 2018, and June 30, 2018:

Month Ended 6/30/18	Class FA	Class A	Class T	Class D	Class I	Total
Net Asset Value	$83,076,581	$61,052	$43,307	$171,018	$833,767	$84,185,725
Number of Outstanding Shares	3,266,260	2,406	1,704	6,730	32,821	3,309,921
Net Asset Value, Per Share	$25.43	$25.37	$25.42	$25.41	$25.40

Month Ended 5/31/18	Class FA	Class A	Class T	Class I	Total
Net Asset Value	$82,513,327	$7,497	$42,892	$702,731	$83,266,448
Number of Outstanding Shares	3,266,260	299	1,704	27,857	3,296,120
Net Asset Value, Per Share	$25.26	$25.08	$25.17	$25.23

Month Ended 4/30/18	Class FA	Class A	Class I	Total
Net Asse Value	$82,170,943	$2,314	$402,557	$82,575,814
Number of Outstanding Shares	3,266,260	92	15,959	3,282,311
Net Asset Value, Per Share	$25.16	$25.16	$25.23

Month Ended 3/31/18	Class FA	Total
Net Asset Value	$82,083,578	$82,083,578
Number of Outstanding Shares	3,266,260	3,266,260
Net Asset Value, Per Share	$25.13

Public Offering Price Adjustment

On August 16, 2018, our board of directors also approved the new per share public offering price for each share class in the Offering. The new public offering prices are effective as of August 24, 2018 and will be used for our monthly closing for subscriptions on August 31, 2018. As of the date of this Supplement No. 8, all references throughout the Prospectus to the per share public offering price for each share class available in the Offering are hereby updated to reflect the new per share public offering prices stated in the table below. The purchase price for Class A, Class T, Class D, and Class I shares purchased under our distribution reinvestment plan will be equal to the net asset value per share as of July 31, 2018. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Offering:

	Class A	Class T	Class D	Class I
Public Offering Price, Per Share	$28.51	$27.46	$26.12	$26.13
Selling Commissions, Per Share	$1.71	$0.83
Dealer Manager Fees, Per Share	$0.71	$0.47

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We have also posted this information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain this information by calling us by telephone at (866) 650-0650.

Declaration of Distributions

Our board of directors has declared cash distributions on the outstanding shares of all classes of our common shares based on weekly record dates for the time period beginning on March 7, 2018 through and including September 28, 2018, as set forth below.

Distribution	Distribution	Declared Distribution Per Share for Each Share Class
Record Date	Payment Date	Class FA	Class A	Class T	Class D	Class I
March 7, 2018	April 10, 2018	$0.020604	$0.020604	$0.016484	$0.018544	$0.020604
March 13, 2018	April 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
March 20, 2018	April 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
March 27, 2018	April 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038

April 3, 2018	May 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
April 10, 2018	May 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
April 17, 2018	May 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
April 24, 2018	May 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038

May 1, 2018	June 11, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
May 8, 2018	June 11, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
May 15, 2018	June 11, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
May 22, 2018	June 11, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
May 29, 2018	June 11, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038

June 5, 2018	July 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
June 12, 2018	July 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
June 19, 2018	July 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
June 26, 2018	July 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038

July 3, 2018	August 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
July 10, 2018	August 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
July 17, 2018	August 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
July 24, 2018	August 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
July 31, 2018	August 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038

August 7, 2018	September 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
August 14, 2018	September 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
August 21, 2018	September 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
August 31, 2018	September 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038

September 4, 2018	October 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
September 11, 2018	October 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
September 18, 2018	October 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
September 28, 2018	October 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038

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Prospectus Summary

The following disclosure supersedes and replaces the third sentence of the second paragraph under the section “Prospectus Summary—Q: Who are Levine Leichtman Strategic Capital, LLC and LLCP?” and the third sentence of the third paragraph under the section “Business—The Manager and the Sub-Manager,” which appear on pages 3 and 77, respectively, of the Prospectus.

From 1984 through 1993, LLCP Founding Principals Arthur E. Levine and Lauren B. Leichtman made seven investments in their individual capacities prior to establishing LLCP. From 1994 through June 30, 2018, LLCP and its senior executives have managed approximately $9.9 billion of institutional capital, invested in a total of over 75 middle-market companies and currently has a team of 64 transactional and supporting professionals.

The following disclosure supersedes and replaces the structure chart and related disclosure under the section “Prospectus Summary—Q: What is the current ownership structure of CNL Strategic Capital, LLC?” which appears on page 6 of the Prospectus.

Q:	What is the current ownership structure of CNL Strategic Capital, LLC?
A:	The following chart illustrates the general structure and ownership of the company and the management relationship between the Manager, the Sub-Manager and us.(1)

(1)	We have entered into the Management Agreement with the Manager and the Sub-Management Agreement with the Manager and the Sub-Manager. We have entered into a managing dealer agreement (the “Managing Dealer Agreement”) with the Managing Dealer. We have also entered into an administrative services agreement with the Administrator (the “Administrative Services Agreement”) and a sub-administration agreement with the Administrator and the Sub-Administrator (the “Sub-Administration Agreement”). Please see the disclosure below under “Compensation of the Manager, the Sub-Manager and the Managing Dealer” and “Management—Administrative Services” for a description of the compensation, reimbursements and distributions we contemplate paying (directly or indirectly) to the Manager, the Sub-Manager, the Managing Dealer, the Administrator, the Sub-Administrator and other affiliates in exchange for services provided to us.
(2)	Represents shareholders who purchased Class FA shares in the private offering.
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Subscription Procedures

The following disclosure updates the Company’s subscription procedures described in “Prospectus Summary—Q: How much time do investors have to withdraw their subscriptions if the price changes after they subscribed?,” “Prospectus Summary—Q: How do I subscribe for shares?,” “Determination of Net Asset Value—Net Asset Value Determination in Connection with this Continuous Offering,” “Plan of Distribution—The Offering” and “Plan of Distribution—Subscription Procedures” of the Prospectus. As of the date of this supplement, all references throughout the Prospectus to “weekly closing” and “weekly closing date” as they relate to the Company’s subscription procedures are hereby updated to “monthly closing” and “monthly closing date,” respectively.

Beginning in July 2018, we began closings on subscriptions received and accepted by us on a monthly basis. The monthly closing date on which we will accept subscriptions is expected to be the last business day of each month. Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be withdrawn at any time before the time it has been accepted by us. The purchase price per share to be paid by each investor will be equal to the price that is in effect on the date we accept such investor’s subscription agreement in connection with our monthly closing. Generally, an investor will know the monthly closing date that applies to their subscription. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance. Funds received in connection with a subscription will be placed in a non-interest-bearing escrow account pending our monthly closing. However, there is no assurance that your subscription will be accepted or close on a succeeding month following your subscription date.

The following disclosure supersedes and replaces the first sentence of the sixth bullet under the sections “Prospectus Summary—Q: What conflicts of interest exist between us, the Manager, the Sub-Manager and their respective affiliates?” and “Conflicts of Interest and Certain Relationships and Related Party Transactions—Conflicts of Interest,” which appear on pages 7 and 130, respectively, of the Prospectus, and the twelfth sentence under the section “Risk Factors—Risks Related to the Manager, the Sub-Manager and Their Respective Affiliates—The Manager, the Sub-Manager and their respective affiliates, including our officers and some of our directors will face conflicts of interest including conflicts that may result from compensation arrangements with us and our affiliates, which could result in actions that are not in the best interests of our shareholders,” which appears on page 29 of the Prospectus.

Our board of directors will determine our net asset value with assistance from the Manager and the Sub-Manager and, because the base management fee is payable monthly and the base management fee for a certain month is calculated based on the average value of our gross assets at the end of that month and the immediately preceding calendar month and because the total return incentive fee reflects changes to our net asset value, a higher net asset value would result in a higher base management fee and incentive fee to the Manager and the Sub-Manager.

The following disclosure supersedes and replaces the question and answer under the heading “Prospectus Summary —Q: May I reinvest my cash distributions in additional shares?” which appears on page 12 of the Prospectus.

Q:	May I reinvest my cash distributions in additional shares?
A:	Yes. We have adopted a distribution reinvestment plan in which shareholders (other than shareholders who are residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oregon, Washington (collectively the “Opt-in States”), holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares unless they elect to receive their distributions in cash. Shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares. If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you own will be automatically invested in additional shares of the same class (except for the holders of Class FA shares who may elect to have their cash distributions reinvested in Class A shares).
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The purchase price for shares purchased under our distribution reinvestment plan will be equal to the most recently determined and published net asset value per share of the applicable class of shares. Holders of Class FA shares who elect to have their cash distributions reinvested in Class A shares will be issued on the same date that we hold our next monthly closing for Class A shares. We will not pay selling commissions or dealer manager fees on shares sold pursuant to our distribution reinvestment plan. However, the amount of the annual distribution and shareholder servicing fee payable with respect to Class T and Class D shares sold in this offering will be allocated among all Class T and Class D shares, respectively, including those sold under our distribution reinvestment plan and those received as distributions.

Risk Factors

The risk factor under the section “Risk Factors—Risks Related to This Offering and Our Shares—The U.S. Department of Labor, or the Department of Labor, has issued regulations that revise the definition of an ERISA fiduciary, and these regulations could have a significant effect on an investment in our shares,” which appears on page 24 of the Prospectus, is no longer applicable and is hereby deleted in its entirety.

The following risk factor is added to immediately follow the risk factor under the section “Risk Factors—Risks Related to This Offering and Our Shares—The U.S. Department of Labor, or the Department of Labor, has issued regulations that revise the definition of an ERISA fiduciary, and these regulations could have a significant effect on an investment in our shares,” which appears on page 24 of the Prospectus.

Our business could be adversely affected if we fail to maintain our qualification as a venture capital operating company, or VCOC, under the “plan assets” regulation under ERISA.

We sold and issued our Class FA shares in the private offering and used a substantial portion of the net proceeds from the private offering to acquire our initial businesses. We currently operate our business in a manner so that it is intended to qualify as a VCOC, as defined in the regulations governing plan assets, or the Plan Asset Regulations, promulgated under ERISA by the Department of Labor, and therefore are not subject to the ERISA fiduciary requirements with respect to our assets. However, if we fail to satisfy the requirements to qualify as a VCOC for any reason and no other exception under the Plan Asset Regulations applies, such failure could materially interfere with our activities or expose us to risks related to our failure to comply with the requirements. If no exception under the Plan Asset Regulations applied, the fiduciary responsibility standards of ERISA would apply to us, including the requirement of investment prudence and diversification, and certain transactions that we enter into, or may have entered into, in the ordinary course of business, might constitute or result in non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code. A non-exempt prohibited transaction, in addition to imposing potential liability upon fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code, may also result in the imposition of an excise tax under the Code upon a “party in interest” (as defined in ERISA) or “disqualified person” (as defined in the Code) with whom we engaged in the transaction. Therefore, our business could be adversely affected if we fail to quality as a VCOC under the Plan Asset Regulations.

Prior Performance of the Manager, the Sub-Manager and Their Respective Affiliates

This section supersedes and replaces the disclosure under the section “Prior Performance of the Manager, the Sub-Manager and their Respective Affiliates,” which begins on pages 60 of the Prospectus.

PRIOR PERFORMANCE OF THE MANAGER, THE SUB-MANAGER AND THEIR RESPECTIVE AFFILIATES

General

The information presented in this section represents the historical experience of certain programs sponsored or managed in the last ten years by CNL affiliates and LLCP and its affiliates, through December 31, 2017, except as otherwise indicated. The purpose of this prior performance information is to enable investors to evaluate accurately the experience of CNL affiliates and LLCP and its affiliates in sponsoring programs. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in the prior programs summarized in this section. Investors who purchase our shares will not thereby acquire an ownership interest in any of the entities to which the following information relates. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and other expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered company.

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Our structure and business strategy are different from certain of these prior programs and our performance will depend on factors that may not be applicable to or affect the performance of these programs. We consider a prior program to have a business objective similar to us if the program acquires, or has acquired, controlling and minority equity stakes in growing middle-market businesses located primarily in the United States. Although a business objective is similar, the specific acquisition criteria of a prior program may vary from program to program as compared to our acquisition criteria.

The prior performance tables included in this prospectus, beginning on page A-1, include further information regarding certain of the prior programs described herein.

Prior Programs Sponsored by CNL Affiliates

Since 1973, CNL affiliates have formed or acquired companies with more than $34 billion in assets. Prior to this offering, CNL affiliates have only sponsored real estate and credit investment programs. The company is the first program sponsored by CNL and its affiliates that targets the acquisition of controlling equity stakes in middle-market businesses. During the ten year period ended December 31, 2017, CNL affiliates have sponsored and managed seven public programs (the “CNL Public Programs”), which can be divided into two basic categories: the CNL Public REITs and the CNL BDCs. During the ten year period ended December 31, 2017, the CNL Public REITs have focused on investing in real properties, including healthcare, hotel, leisure, recreation and multifamily located primarily in the United States. The CNL Public REITs have raised a total of approximately $5.6 billion from retail investors and distributed approximately $2.6 billion in distributions to its investors through the end of year 2017. During this time, more than 250 properties have been disposed by the CNL Public REITs, representing approximately $5.0 billion in value. During the ten year period ended December 31, 2017, the CNL BDCs, which have focused on making debt investments in medium- and large-sized private companies located primarily in the United States and Western Europe, raised a total of approximately $3.6 billion from retail investors, invested approximately $10.9 billion, and distributed approximately $907.4 million in dividends to its investors through the end of year 2017. On November 14, 2017, shares of common stock of Corporate Capital Trust, Inc. (“CCT I”), one of the CNL BDCs, commenced trading on the New York Stock Exchange (the “Listing”) with the ticker symbol “CCT”. As part of the Listing, CNL terminated its advisory agreement with CCT I. As of December 31, 2017, Corporate Capital Trust II (“CCT II”), the other CNL BDC, had approximately 2,605 investors and $163.9 million invested across 98 positions in 82 issuers. Approximately $93.6 million of these investments were first lien senior secured loans.

Below is a description of the CNL Public Programs. All CNL Public Programs information is as of December 31, 2017, unless otherwise indicated. We believe that we do not share a comparable business strategy or business objective with any of the CNL Public Programs.

CNL Public REITs

The CNL Public REITs primarily focus on investing in real properties located in the United States. The five CNL Public REITs are described below:

•	CNL Lifestyle Properties, Inc. (“CNL Lifestyle Properties”) launched in 2004, closed in 2011 with a total of approximately $3.42 billion of capital raised and acquired approximately 150 properties. CNL Lifestyle Properties primarily focused on properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties and additional lifestyle retail properties, and is in the process of selling its assets. As part of executing under its strategic alternative to provide liquidity to its stockholders, CNL Lifestyle Properties sold its remaining assets in April 2017, paid an interim liquidating distribution to its stockholders and made a final liquidating distribution and dissolved the company in December 2017.
•	CNL Growth Properties, Inc. (“CNL Growth Properties”) launched in 2009, closed in 2014 with a total of approximately $209 million of capital raised and acquired more than ten properties. CNL Growth Properties primarily focused on investing in multifamily development properties that offered the potential for capital appreciation. As part of executing under its strategic alternative to provide liquidity to its stockholders, CNL Growth Properties sold its last property in September 2017, paid liquidating distributions to its stockholders and dissolved the company in October 2017.
•	Global Income Trust, Inc. (“Global Income Trust”) launched in 2010, closed in 2013 with a total of approximately $83 million of capital raised and acquired nine properties. Global Income Trust primarily focused on investing in a portfolio of income-oriented commercial real estate and real estate-related assets. Global Income’s investments were made in both the United States and Germany. As part of executing under its strategic alternative to provide liquidity to its stockholders, Global Income Trust sold its remaining assets, paid a liquidating distribution to its shareholders and dissolved the company in December 2015.
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•	CNL Healthcare Properties, Inc. (“CNL Healthcare Properties”) launched in 2011, closed in 2015 with a total of approximately $1.77 billion of capital raised and acquired 152 properties. CNL Healthcare Properties primarily focuses on investing in senior housing, medical office building, acute care and post-acute care facility sectors, including stabilized, value add and development properties.
•	CNL Healthcare Properties II, Inc. (“CNL Healthcare Properties II”) launched in 2016. As of December 31, 2017, it was in its primary offering period and had raised approximately $31.4 million and had acquired two properties. CNL Healthcare Properties II primarily focuses on investing in seniors housing, medical office building, acute care and post-acute care facility sectors, including stabilized, value add and development properties.

CNL BDCs

The CNL BDCs primarily focus on making debt investments in medium- and large-sized private companies located primarily in the United States. The two CNL BDCs are described below:

•	CCT I launched in 2011, closed in 2016 with a total of approximately $3.47 billion of capital raised. CCT I primarily focused on investing in medium- and large-sized private companies. Most of CCT I’s investments were made in both the United States and Western Europe. On November 14, 2017, as part of the Listing, CNL terminated its advisory agreement with CCT I. As of September 30, 2017, CCT I had 69,445 investors and $4.0 billion invested across 154 positions in 105 issuers. Approximately 61 of these investments were first lien senior secured loans.
•	CCT II launched in 2016 and suspended its continuous public offering of its common shares of beneficial interest effective as of January 10, 2018. As of December 31, 2017, approximately $119.1 million in capital had been raised for CCT II. CCT II primarily focused on investing in medium- and large-sized private companies. Most of CCT II’s investments were made in the United States. As of December 31, 2017, CCT II had 2,605 investors and $163.9 million invested across 98 positions in 82 issuers. Approximately 49 of these investments were first lien senior secured loans. In connection with a transaction to transition the investment advisory services, as of April 9, 2018, CCT II is no longer sponsored or managed by CNL affiliates.

As described above, we consider a program that acquires, or has acquired, controlling and minority equity stakes in growing middle-market businesses located primarily in the United States to have a business objective similar to ours. We believe the CNL Public REITs do not have business objectives similar to ours because they primarily invest in real properties. We also believe the CNL BDCs do not have business objectives similar to ours because they primarily make debt investments in medium- and large-sized private companies. Thus, we believe none of the CNL Public Programs has comparable business strategies or business objectives to that of the company and we have determined that no further historical performance information is necessary to be included in the prospectus in the form of prior performance tables.

Upon written request, you may obtain, without charge, a copy of the most recent annual report on Form 10-K filed with the SEC by any public program described above. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses. These reports and exhibits, as well as other reports required to be filed with the SEC, are also available at the SEC’s website at www.sec.gov.

Adverse Conditions and Other Developments Affecting CNL Public Programs

Certain of the prior programs sponsored by CNL affiliates have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods.

CNL Lifestyle Properties

CNL Lifestyle Properties was a real estate investment trust that invested in income-producing properties with a focus on lifestyle-related industries. CNL Lifestyle Properties became effective on April 16, 2004 and invested in a total of 214 properties, with an aggregate initial purchase price of approximately $4.3 billion, across a variety of different lifestyle industries, including a majority within the ski & mountain lifestyle, golf, attractions, healthcare and marina industries. Commencing with the onset of the global financial crisis in 2008, certain properties owned by CNL Lifestyle Properties suffered declines in performance which had a negative impact on the fund’s net asset value. The public primary offering price for CNL Lifestyle Properties was $10.00 per share throughout three public primary offerings from April 2004 to April 2011.

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Beginning in the second quarter of 2010, CNL Lifestyle Properties limited redemption requests to $1.75 million per quarter and in April 2012, increased this limitation to $3.0 million per quarter, prior to the suspension of its redemption plan effective September 26, 2014. Consistent with its articles of incorporation, in March 2014, CNL Lifestyle Properties appointed a special committee comprised of its independent directors of the board and announced the engagement of a financial advisor to assist management and its board of directors in evaluating various strategic alternatives to provide liquidity to stockholders. Beginning in March 2014 and continuing through April 2017, CNL Lifestyle Properties liquidated its assets through multiple transactions in order to provide liquidity to its stockholders.

In April 2017, CNL Lifestyle Properties sold its remaining 36 properties to EPR Properties (“EPR”) and Ski Resort Holdings, LLC in exchange for both cash and EPR stock. As a result of this transaction, CNL Lifestyle Properties paid an interim liquidating distribution to its stockholders in the form of cash and EPR stock. Inception to dissolution, CNL Lifestyle Properties has paid total distributions with a value from $10.37 to $6.50 for each outstanding share of the company’s common stock, depending on the timing of the stockholders’ initial investment, excluding shares sold under the distribution reinvestment plan. CNL Lifestyle Properties finalized the liquidation process of its remaining de minimis assets and outstanding liabilities, made a final distribution to stockholders and dissolved the company in December 2017.

Global Income Trust

Global Income Trust (formally known as Macquarie CNL Global Income Trust, Inc.) was formed in March 2009 with the intent to acquire and operate a diverse portfolio of commercial real estate assets and real estate-related assets on a global basis. The company began raising capital in a public offering in April 2010, and the offering closed in April 2013. Global Income Trust acquired two Class A office buildings and two industrial warehouses in the United States. Those properties were leased to third-party tenants and those tenants included subsidiaries of Samsonite, Mercedes-Benz Financial, and FedEx Ground. Additionally, Global Income Trust acquired a portfolio of five neighborhood retail centers in Germany. BlackRock Real Estate, as successor to Macquarie Capital Funds Inc., was a co-investor and sub-advisor to Global Income Trust on the German properties. The aggregate initial purchase price of the nine properties was approximately $121 million.

Global Income Trust did not achieve a critical mass of investments which negatively impacted the net asset value of the fund relative to the $10.00 per share public primary offering price in effect from April 2010 through April 2013. In April 2013, when its offering closed, Global Income Trust terminated its dividend reinvestment program and suspended its share redemption plan. In August 2013, Global Income Trust’s board of directors appointed a special committee comprised of the independent directors of the board and announced the engagement of a financial advisor to assist management and its board of directors in evaluating strategic alternatives to provide liquidity to stockholders. During 2015, Global Income Trust, through multiple transactions, sold all of its net assets and paid a liquidating distribution of $7.01 for each outstanding share of the company’s common stock. As part of the $7.01 liquidating distribution, CNL Global Income Advisors, LLC, Global Income Trust’s advisor, made a direct payment to Global Income Trust’s stockholders with respect to previously paid reimbursements of certain organizational, offering and operating expenses. Global Income Trust paid total cash distributions from $10.46 to $8.45 for each outstanding share of the company’s common stock, depending on the timing of the stockholders’ investment, excluding shares sold under the distribution reinvestment plan. Global Income Trust dissolved on December 31, 2015.

CNL Growth Properties

CNL Growth Properties (formally known as Global Growth Trust, Inc.) was launched in 2009 and acquired an interest in 18 properties with a capitalized cost of approximately $640 million.  CNL Growth Properties acquired, developed, and operated 17 Class A multifamily communities in nine states with eight different regional and national development joint venture partners.  CNL Growth Properties was the majority owner and managing member in each joint venture, with an ownership interest ranging from 54-95%.  Beginning in January 2015 and continuing through September 2017, CNL Growth Properties successfully liquidated these properties through individual sales of each of the seventeen communities. CNL Growth Properties also acquired a three building office complex in 2011 which was sold in 2014.

The public primary offering price for CNL Growth Properties was $10.00 per share during the initial offering from October 2009 to April 2013, $10.84 per share during the follow-on offering from August 2013 to January 15, 2014, and then $11.00 per share thereafter until the offering closed in April 2014. Stockholders of CNL Growth Properties received total distributions, depending on the timing of the stockholders’ initial investment from $18.21 to $13.71 for each outstanding share of the company’s common stock (excluding shares sold under the distribution reinvestment plan). CNL Growth Properties was dissolved on October 31, 2017.

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Prior Programs Sponsored by LLCP and its Affiliates

From 1984 through 1993, LLCP Founding Principals Arthur E. Levine and Lauren B. Leichtman made seven investments in their individual capacities prior to establishing LLCP. From 1994 through June 30, 2018, LLCP and the LLCP Senior Executives have managed approximately $9.9 billion of institutional capital. Over this time, LLCP has sponsored private funds that have focused on the acquisition of controlling and minority equity stakes in middle-market businesses located primarily in the United States. LLCP has also sponsored private funds that have focused on making value-oriented and special situation investments and acquiring stressed, distressed or over-leveraged companies, and private funds focused on acquiring regional businesses. As of December 31, 2017, LLCP has sponsored and managed twelve private funds (the “LLCP Private Funds”), raised a total of approximately $7.2 billion of capital commitments from over 130 institutional and other investors, and invested approximately $4.7 billion (excluding follow-on investments) in over 75 middle-market companies across various industries, including restaurant franchisors, consumer products and business services. See “Appendix A: Prior Performance Tables—Table I” for more detailed information about LLCP and its affiliates’ experience in raising and investing funds in connection with certain of these private funds. During this time, as of December 31, 2017, 43 businesses had been sold by the LLCP Private Funds. The aggregate investment cost of these businesses was approximately $1.4 billion with a realized value of approximately $3.0 billion. See “Appendix A: Prior Performance Tables—Table V” for more detailed information about sales of individual middle-market companies by certain of the LLCP Private Funds.

Below is a description of the LLCP Private Funds, which are divided into three basic categories: Private Acquisition Funds; Value Funds; and Regional Based Funds. All LLCP Private Funds information is as of December 31, 2017, unless otherwise indicated. We believe that we share a similar business objective with the Private Acquisition Funds, although the specific acquisition criteria for the businesses we acquire may vary from the Private Acquisition Funds’ acquisition criteria. We believe that we do not share a similar business objective with the Value Funds or the Regional Based Funds.

Private Acquisition Funds

The Private Acquisition Funds acquire, or have acquired, controlling and minority equity stakes in growing middle-market businesses located primarily in the United States.

The seven Private Acquisition Funds are described below:

•	Levine Leichtman Capital Partners, L.P. (“LLCP I”) launched in 1994, closed in 1994 with a total of approximately $102.5 million of capital commitments and made six investments. LLCP I primarily focused on companies in the U.S. with annual revenues of $50 to $500 million. LLCP I dissolved on November 30, 2009.
•	Levine Leichtman Capital Partners II, L.P. (“LLCP II”) launched in December 1997, closed in August 1999 with a total of approximately $350 million of capital commitments and has made 12 investments. LLCP II primarily focused on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP II is currently in its wind-down period.
•	Levine Leichtman Capital Partners III, L.P. (“LLCP III”) launched in June 2002, closed in December 2004 with a total of approximately $500 million of capital commitments and has made 14 investments. LLCP III primarily focused on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP III is currently in its liquidation period.
•	Levine Leichtman Capital Partners IV, L.P. (“LLCP IV”) launched in September 2007, closed in October 2009 with a total of approximately $1.1 billion of capital commitments and has made 11 investments. LLCP IV primarily focused on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP IV’s investment period has expired; however, it may be called upon to provide follow-on capital for existing investments.
•	Levine Leichtman Capital Partners V, L.P. (“LLCP V”) launched in September 2012, closed in March 2014 with a total of approximately $1.6 billion of capital commitments and has made 10 investments. LLCP V primarily focuses on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP V is not actively seeking new investment opportunities; however, it may be called upon to provide follow-on capital for existing investments.
•	Levine Leichtman Capital Partners VI, L.P. (“LLCP VI”) launched in May 2017, and is currently fundraising with commitments of approximately $1.97 billion and a target size of $2.2 billion. LLCP VI has made two investments to date and primarily focuses on companies in the U.S. with annual revenues ranging from $50 million to $500 million. LLCP VI is currently in its investment period.

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•	Levine Leichtman Capital Partners Small Business Fund, L.P. (“SB Fund”) launched in May 2010, closed in February 2011 with a total of approximately $226 million of capital commitments and has made seven investments. The SB Fund focuses on companies in the U.S. with annual revenues of less than $50 million at the time of investment. The SB Fund’s investment period has expired; however, it may be called upon to provide follow-on capital for existing investments.
•	LLCP Lower Middle Market Fund, L.P. (“LMM Fund”) launched in March 2016, closed in October 2016 with a total of $615 million of capital commitments and has made three investments. The LMM Fund focuses on U.S companies with annual revenues of less than $50 million at the time of investment. The LLM Fund is currently in its investment period.

The table below sets forth certain performance data relating to the Private Acquisition Funds. From July 1995 through December 31, 2017, the Private Acquisition Funds invested approximately $3.9 billion in 66 investments generating a gross realized internal rate of return of 20.2% and a 2.1x cash-on-cash multiple. This performance and other data is not a guarantee or prediction of the returns that we may achieve in the future.

Private Acquisition Funds

Performance From Inception through December 31, 2017(1)

			As of December 31, 2017
($ in thousands)	Total Number of Investments	Investment Amount(2)(3)	Realized Value(4)(5)	Unrealized Value(4)	Gross Internal Rate of Return(6)		Net Internal Rate of Return(7)		Management & Incentive Fees, Expenses(8)
LLCP I	6	$98,560	$159,945	$—	44.2%		18.7%		$32,534
LLCP II	12	$346,772	$497,128	$—	10.7%		6.0%		$61,098
LLCP III	14	$470,356	$919,192	$—	16.3%		9.8%		$142,596
LLCP IV	11	$899,654	$1,701,345	$436,616	29.0%		20.0%		$316,280
LLCP V	11	$1,376,220	$367,970	$1,676,556	19.0%		12.1%		$118,158
LLCP VI	2	$402,924	$2,043	$420,071	30.9%		—	(9)	$21,726
SB Fund	7	$141,097	$162,106	$160,390	41.9	%(10)	32.5	%(10)	$43,148
LMM Fund	3	$195,650	$9,910	$209,780	17.4%		—	(9)	$20,519

(1)	The private funds shown in this table were conducted through privately held entities that were subject neither to the up-front commissions, fees and other expenses associated with this offering nor all of the laws and regulations that will apply to us.
(2)	Excludes capital called for fund-level fees and expenses.
(3)	Investment Amount is determined as of the closing of the investment and includes all equity called and all debt funded or contractually committed to be funded by the collective investments herein. LLCP V and LLCP VI Investment Amounts include bridge financing, which is expected to be repaid to investors within two years of the closing of each investment and therefore will not be considered permanent capital.
(4)	Realized and Unrealized Value is calculated before fees, expenses, and general partner’s carried interest. Realized value represents the combination of cumulative interest and dividend payments as well as net proceeds derived from the ultimate sale transaction. Determinations of Unrealized Value are based upon the principal amount of the Fund’s investment in the underlying portfolio company’s debt securities (or possibly less if such debt security is impaired) at the time of determination plus the value of such Fund’s equity investment in the portfolio company, as valued by LLCP’s valuation committee. LLCP believes these values are reasonable and appropriate; however, there can be no assurance that proceeds will be realized on these investments, or that, if or when realized, the proceeds will be equal to the values estimated by LLCP. Unrealized Values are as of December 31, 2017. U.S. GAAP requires that foreign currency fluctuations be taken into account in determining value for purposes of the Fund’s financial statements; however fluctuations are removed for GL Education’s value in this table and the value is presented on a constant currency basis utilizing the applicable foreign exchange rate at closing of the investment.

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(5)	Realized Value may include notes receivables, escrows, holdbacks, residual interests and other reserves that each fund believes will be received at the expiration of any applicable time periods or otherwise.
(6)	Gross Internal Rate of Return is calculated before fees, expenses, and general partner’s carried interest, calculated using a “time-zero” methodology in which the cash flows of all investments (actual amounts of contributions and distributions) are based from the same hypothetical starting date.
(7)	Net Internal Rate of Return is calculated after fees, expenses, and general partner’s carried interest, calculated using a “time-zero” methodology in which the cash flows of all investments (actual amounts of contributions and distributions) are based from the same hypothetical starting date.
(8)	Does not include unrealized carried interest.
(9)	Net Internal Rates of Return for LLCP VI and LMM Fund are not meaningful as these funds’ investments have been held for less than 18 months as of December 31, 2017.
(10)	The Gross Internal Rate of Return for the SB Fund is calculated excluding the effect of any fund-level leverage and, accordingly, is calculated based on limited partner capital only. The Net Internal Rate of Return for the SB Fund reflects the reduction of any debt service charges in connection with fund-level leverage.

Regional Focused Funds

The two Regional Focused Funds are described below:

•	Levine Leichtman Capital Partners California Growth Fund, L.P. (“California Growth Fund”) launched in May 2007, closed in May 2007 with a total of approximately $40 million of capital commitments and has made two investments. The California Growth Fund primarily focused on investments in portfolio companies located in the State of California, with annual revenues of $50 million or less at the time of investment. The California Growth Fund also invested in one or more subsidiaries that directly hold or invest primarily in loan or debt obligations or participations therein of third parties. The California Growth Fund is currently in its wind-down period.
•	Levine Leichtman Capital Partners Europe, L.P. (“Europe Fund”) launched in November 2014, closed in November 2014 with a total of approximately €100 million of capital commitments and has made two investments. The Europe Fund primarily focuses on investments in companies located in Western Europe (excluding the United Kingdom). The Europe Fund’s investment period has expired; however, it may be called upon to provide follow-on capital for existing investments.

Value Funds

The Value Funds primarily focus on making value-oriented investments. The two Value Funds are described below:

•	Levine Leichtman Capital Partners Deep Value Fund, L.P. (“Deep Value Fund”) launched in May 2005, closed in December 2006 with a total of approximately $508 of capital commitments and has made 39 investments. The Deep Value Fund focused primarily on investments in debt, debt-related and other securities of small and middle capitalization U.S.-based companies in stressed, distressed or other special situations. The Deep Value Fund dissolved in March 2018.
•	Levine Leichtman Capital Partners Private Capital Solutions, L.P. (“PCS Fund”) launched in May 2011, closed in December 2012 with a total of approximately $227 million of capital commitments and has made five investments. The PCS Fund focuses primarily on making debt and equity investments in value-oriented, slower growth middle-market companies. The PCS Fund’s investment period has expired; however, it may be called upon to provide follow-on capital for existing investments.

As described above, we consider a private fund that acquires, or has acquired, controlling and minority equity stakes in growing middle-market businesses located primarily in the United States to have a business objective similar to ours. Thus, we believe the Private Acquisition Funds have business objectives similar to ours. With respect to the Value Funds, the Deep Value Fund did not have business objectives similar to ours because it primarily made debt investments in stressed, distressed or over-leveraged companies and the PCS Fund does not have business objectives similar to ours because it primarily makes investments in value-oriented, slower growth middle-market companies. With respect to the Regional Focused Funds, the California Growth Fund does not have business objectives similar to ours because it limits its investments to only companies in California and invests in loan and debt originations of third parties. The Europe Fund also does not have business objectives similar to ours because it limits its investment to only companies in Europe.

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Adverse Conditions and Other Developments Affecting LLCP Private Funds

Certain of the prior programs sponsored by LLCP affiliates have been affected from time to time by general economic conditions, capital market trends and other external factors during their respective operating periods. However, there have been no major adverse business developments or conditions experienced by any LLCP-affiliated programs that would be material to investors, including as a result of recent general economic conditions. You should not rely on the past performance of investments by other LLCP-affiliated entities to predict our future results. Our business strategy and key employees differ from the business strategies and key employees of certain other LLCP-affiliated programs in the past, present and future.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is substantially the same as that which was included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018. Unless otherwise defined in this supplement, capitalized terms are defined in such Quarterly Report. All references to Notes or Items are to the unaudited condensed financial statements as of June 30, 2018 and for the period February 7, 2018 (commencement of operations) through June 30, 2018 included in this supplement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is based on the unaudited condensed financial statements as of June 30, 2018 and for the period February 7, 2018 (commencement of operations) through June 30, 2018. This information should be read in conjunction with the accompanying unaudited condensed financial statements and the notes thereto included elsewhere in this supplement. Capitalized terms used in this section have the same meaning as in the accompanying unaudited condensed financial statements unless otherwise defined herein.

Overview

CNL Strategic Capital, LLC is a limited liability company that primarily seeks to acquire and grow durable, middle-market businesses. We are externally managed by CNL Strategic Capital Management, LLC, an entity that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The Manager is controlled by CNL Financial Group, LLC, a private investment management firm specializing in alternative investment products. We have engaged the Manager under a management agreement pursuant to which the Manager is responsible for the overall management of our activities. The Manager has engaged Levine Leichtman Strategic Capital, LLC, a registered investment advisor, under a sub-management agreement pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets. The Sub-Manager is an affiliate of Levine Leichtman Capital Partners, Inc.

The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisition and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions.

We target, for acquisition, businesses that are highly cash flow generative with annual revenues of primarily between $25 million and $500 million. Our business strategy is to acquire controlling equity stakes in combination with loan positions in middle-market businesses. Our business strategy seeks to provide long-term capital appreciation and current income, while protecting invested capital. In addition and to a lesser extent, we intend to acquire other debt and minority equity positions, which may include acquiring debt in the secondary market as well as minority equity stakes and loan positions via co-investments with other funds managed by the Sub-Manager or their affiliates. We expect that these positions will comprise a minority of its total assets.

We were formed as a Delaware limited liability company on August 9, 2016 and we intend to operate our business in a manner that will permit us to avoid registration under the Investment Company Act. We are not a “blank check” company within the meaning of Rule 419 of the Securities Act. We did not commence operations until February 7, 2018 as described below.

We offered through a private placement up to $85 million of Class FA limited liability company interests and up to $115 million of Class A limited liability company interests (one of the classes of Shares that constitute non-founder shares).

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On February 7, 2018, we commenced operations when we met the minimum offering requirement of $80 million in Class FA shares under the Private Placement and issued approximately 3.3 million shares of Class FA shares for aggregate gross proceeds of $81.7 million, as described below under “Our Common Shares Offering.” On February 7, 2018, we acquired the initial businesses using a substantial portion of the net proceeds from the Private Placement. For a discussion of the initial businesses, see “Portfolio and Investment Activity” below.

In October 2016, we confidentially submitted a registration statement on Form S-1 with the SEC in connection with the proposed offering of shares of our limited liability company interests (the “Public Offering” and together with the Private Placement, the “Offerings”). On March 7, 2018, our Registration Statement was declared effective by the SEC and we began offering $1,000,000,000 of Shares under the Public Offering, as further described below under “Our Common Shares Offering–Public Offering.” Through our Public Offering, we are offering, in any combination, four classes of shares: Class A shares, Class T shares, Class D shares and Class I shares. See “Notes to Condensed Consolidated Financial Statements” Note 7. “Capital Transactions” included in this supplement for additional information related to our Offerings.

Our Common Shares Offering

As of December 31, 2017, we had issued 4,000 shares of the Company’s Class FA shares, to each of the Manager and Sub-Manager, for an aggregate purchase price of $200,000 (total of 8,000 Class FA shares). No selling commissions or placement agent fees were paid in connection with the issuances.

Private Placement

We offered through the Private Placement up to $85 million of Class FA shares and up to $115 million of Class A shares (one of the classes of Shares that constitute non-founder shares) on a best efforts basis, which meant that the Placement Agent in connection with the Private Placement used its best efforts but was not required to sell any specific amount of shares. On February 7, 2018, we commenced operations when we met our minimum offering requirement of $80 million in Class FA shares under the Private Placement and we issued approximately 3.3 million Class FA shares at $25.00 per Class FA share resulting in gross proceeds of approximately $81.7 million. The $81.7 million in gross proceeds included a cash capital contribution of $2.4 million from the Manager in exchange for 96,000 Class FA shares and a cash capital contribution of $9.5 million from CNL Strategic Capital Investment, LLC, which is indirectly controlled by James M. Seneff, Jr., the chairman of the Company, in exchange for 380,000 Class FA shares. The $81.7 million also included 96,000 Class FA shares received in exchange for $2.4 million of non-cash consideration in the form of equity interests in Lawn Doctor received from an affiliate of the Sub-Manager pursuant to the Exchange Agreement. The $81.7 million in gross proceeds also included a cash capital contribution of approximately $0.4 million in exchange for 15,000 Class FA shares, from other individuals affiliated with the Manager. The Class FA shares and Class A shares in the Private Placement were offered for sale only to persons that were “accredited investors,” as that term is defined under the Securities Act, and Regulation D promulgated thereunder. No Class A shares were sold under the Private Placement.

We did not incur any selling commissions or placement agent fees from the sale of the approximately 3.3 million Class FA shares sold under the terms of the Private Placement. We incurred obligations to reimburse the Manager and Sub-Manager for organization and offering costs of approximately $0.7 million based on actual amounts raised through the Private Placement. These organization and offering costs related to the Private Placement had been previously advanced by the Manager and Sub-Manager, as described further in “Notes to Condensed Consolidated Financial Statements” Note 5. “Related Party Transactions” included in this supplement.

Public Offering

Once the Registration Statement became effective on March 7, 2018, we began offering up to $1,000,000,000 of Shares, on a best efforts basis, which means that CNL Securities Corp., as the Managing Dealer of the Public Offering, will use its best efforts, but is not required to sell any specific amount of Shares. We are offering, in any combination, four classes of Shares in the Public Offering: Class A shares, Class T shares, Class D shares and Class I shares. The initial minimum permitted purchase amount is $5,000 in Shares. The initial per share Public Offering price was $27.32 per Class A share, $26.25 per Class T share, $25.00 per Class D share and $25.00 per Class I share. There are differing selling fees and commissions for each class. We will also pay annual distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Public Offering (excluding sales pursuant to our distribution reinvestment plan).

During the period from March 7, 2018 (the date our Registration Statement became effective) through June 30, 2018, we received net proceeds from our Public Offering of approximately $1.1 million, including $0.01 million received through our distribution reinvestment plan. As of June 30, 2018, the Public Offering price was $27.41 per Class A share, $26.43 per Class T share, $25.26 per Class D share and $25.23 per Class I share. See “Notes to Condensed Consolidated Financial Statements” Note 7. “Capital Transactions” included in this supplement for additional information regarding our Public Offering.

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Through June 30, 2018, we had incurred selling commissions and dealer manager fees of $6,388 from the sale of 1,824 Class A shares and 1,704 Class T shares. We also incurred obligations to reimburse the Manager and Sub-Manager for organization and offering costs of $16,350 based on actual amounts raised through our Offerings as of June 30, 2018. These organization and offering costs related to the Private Placement had been previously advanced by the Manager and Sub-Manager, as described further in “Notes to Condensed Consolidated Financial Statements” Note 5. “Related Party Transactions” included in this supplement.

We are also offering, in any combination, up to $100,000,000 of Class A shares, Class T shares, Class D shares and Class I shares to be issued pursuant to our distribution reinvestment plan. The Public Offering had a minimum offering requirement of $2 million in Shares under the Private Placement or the Public Offering. As of February 2018, we had met the minimum offering requirement of $2 million of the Public Offering through the sale of more than $80 million in Class FA shares under the Private Placement.

In July 2018, our board of directors approved new per share public offering prices for each share class in the Public Offering. The new public offering prices became effective on July 27, 2018. The following table provides the previous public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Public Offering which were effective on July 27, 2018:

	Class A	Class T	Class D	Class I
Public Offering Price, Per Share	$27.73	$26.69	$25.41	$25.40
Selling Commissions, Per Share	$1.67	$0.81	$—	$—
Dealer Manager Fees, Per Share	$0.69	$0.46	$—	$—

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Portfolio and Investment Activity

In October 2017, we entered into a merger agreement with LD Merger Sub, Inc., a wholly owned subsidiary of the Company, and LD Parent, Inc., the parent company of Lawn Doctor. The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement and the Exchange Agreement, we acquired an approximately 63.9% equity interest in Lawn Doctor from an affiliate of the Sub-Manager, through an investment consisting of common equity and a debt investment in the form of a secured second lien loan to Lawn Doctor. After the closing of the merger, the consummation of the equity contribution pursuant to the Exchange Agreement and subsequent purchases of common equity in Lawn Doctor by certain members of Lawn Doctor’s senior management team, we own approximately 62.9% of the outstanding equity in Lawn Doctor. As of June 30, 2018, the cost basis of our investments in Lawn Doctor was approximately $30.5 million of common equity and $15.0 million of a debt investment.

In October 2017, we entered into a merger agreement with PFHI Merger Sub, Inc., a wholly owned subsidiary of the Company, and Polyform. The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement, we acquired an approximately 87.1% equity interest in Polyform from an affiliate of the Sub-Manager, through an investment consisting of common equity and a debt investment in the form of a first lien secured term loan to Polyform. As of June 30, 2018, the cost basis of our investments in Polyform, after purchase price adjustments, was approximately $15.6 million of common equity and $15.7 million of a debt investment.

The debt investments in the form of a secured second lien loan to Lawn Doctor and in the form of a first lien secured term loan to Polyform as described above accrue interest at a per annum rate of 16.0%. Each loan will mature in August 2023. The note purchase agreements contain customary covenants and events of default.

As of June 30, 2018, our investment portfolio included four distinct investment positions and the fair value of our portfolio was comprised of the following:

	As of June 30, 2018
Asset Category	Cost	Fair Value	Fair Value Percentage of Investment Portfolio
Senior debt
Senior secured debt - first lien	$15,700,000	$15,700,000	20.0%
Senior secured debt - second lien	15,000,000	15,000,000	19.2%
Total senior debt	$30,700,000	$30,700,000	39.2%
Equity	46,074,339	47,527,212	60.8%
Total investments	$76,774,339	$78,227,212	100.0%

As of June 30, 2018, the weighted average yield on our debt portfolio was 16.0%.

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Lawn Doctor

Lawn Doctor is a leading franchisor of residential lawn care programs and services. Lawn Doctor’s core service offerings provide residential homeowners with year-round monitoring and treatment by focusing on weed and insect control, seeding, and professionally and consistently-administered fertilization, using its proprietary line of equipment. Lawn Doctor is not involved in other lawn maintenance services, such as mowing, edging, and leaf blowing.

Lawn Doctor’s franchised business model has repeatedly received recognition as a leading franchisor of lawn care services by industry associations and trade magazines, and has a customer retention rate of more than 80% over the past three years. This reflects the high level of quality and customer service that Lawn Doctor has been able to sustain over the years. Lawn Doctor’s efforts on behalf of its franchisees (which include shared marketing programs and infrastructure, an extensive online presence, and comprehensive training) have attracted a strong core of dedicated franchise owners who, in turn, contribute to the continued growth and success of the Lawn Doctor brand.

Polyform

Polyform is a leading developer, manufacturer and marketer of polymer clay products worldwide. Through its two primary brands, Sculpey® and Premo!®, Polyform sells a comprehensive line of premium craft products to a diverse mix of customers including specialty and big box retailers, distributors and e-tailers. We believe Polyform is well regarded for its high quality, comprehensive line of polymer clays, clay molds, children kits, wax-base clays, non-dry clays, clay tools and accessories. Polyform’s strong brand recognition, unique product attributes and strong customer network have earned it one of the leading market share positions in the polymer clay segment within the United States. Polyform estimates that its products are available in approximately 16,000 retail locations through its major customers, plus many other locations through independent retailers. Products are shipped directly to 48 countries worldwide.

See “Notes to Condensed Consolidated Financial Statements” Note 3. “Investments” included in this supplement for additional information related to our investments.

Adjusted EBITDA

When evaluating the performance of our portfolio, we monitor Adjusted EBITDA to measure the financial and operational performance of our portfolio companies and their ability to pay contractually obligated debt payments to us. In connection with this evaluation, the Manager and Sub-Manager review monthly portfolio company operating performance versus budgeted expectations and conduct regular operational review calls with the management teams of the portfolio companies.

We present Adjusted EBITDA as a supplemental measure of the performance of our initial businesses. We define Adjusted EBITDA as net income (loss), plus (i) interest expense, net, and loan cost amortization, (ii) taxes and (iii) depreciation and amortization, as further adjusted for certain other non-recurring items that we do not consider indicative of the ongoing operating performance of our initial businesses. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future our initial businesses may incur expenses that are the same as or similar to some of the adjustments in this presentation. This presentation of Adjusted EBITDA should not be construed as an inference that the future results of our initial businesses will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors in comparing the performance of such businesses across reporting periods on a consistent basis by excluding items that we do not believe are indicative of their core operating performance.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are: (i) Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; (iii) Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; (v) Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the on-going operations of our initial businesses; and (vi) other companies in similar industries as our initial businesses may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

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Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on the GAAP results and using Adjusted EBITDA only supplementally.

Summarized Net Income to Adjusted EBITDA Reconciliations (Unaudited)

Lawn Doctor

	Three Months Ended June 30, 2018	Period February 7, 2018 (1) through June 30, 2018
Net Income (GAAP)	$727,745	$592,937
Interest and Debt Related Expenses	1,109,998	1,716,184
Depreciation and Amortization	515,886	820,176
Income Tax Expense	57,200	46,267
Transaction Costs	63,325	377,220
Adjusted EBITDA (non-GAAP)	$2,474,154	$3,552,784

Polyform

	Three Months Ended June 30, 2018	Period February 7, 2018 (1) through June 30, 2018
Net Loss (GAAP)	$(179,046)	$(682,076)
Interest and Debt Related Expenses	728,147	1,157,093
Depreciation and Amortization	625,153	984,751
Income Tax Benefit	(72,000)	(146,000)
Transaction Costs	31,657	353,910
Adjusted EBITDA (non-GAAP)	$1,133,911	$1,667,678

(1)	February 7, 2018 is the date we acquired the portfolio companies.

Factors Impacting Our Operating Results

We expect that the results of our operations will be affected by a number of factors. Many of the factors that will affect our operating results are beyond our control.

We will be dependent upon the earnings of and cash flow from the businesses that we acquire to meet our corporate overhead and management fee expenses and to make distributions. These earnings and cash flows, net of any minority interests in these businesses, will be available:

•	first, to meet management fees and corporate overhead expenses of the company; and
•	second, to fund business operations and distributions by the company to shareholders.

Size of assets

If we are unable to raise substantial funds, we will be limited in the number and type of acquisitions we may make. The size of our assets will be a key revenue driver. Generally, as the size of our assets grows, the amount of income we receive will increase. In addition, our assets may grow at an uneven pace as opportunities to acquire assets may be irregularly timed, and the timing and extent of the Manager’s and the Sub-Manager’s success in identifying such opportunities, and our success in making acquisitions, cannot be predicted.

Market conditions

From time to time, the global capital markets may experience periods of disruption and instability, which could materially and adversely impact the broader financial and credit markets and reduce the availability to us of debt and equity capital. Significant changes or volatility in the capital markets may also have a negative effect on the valuations of our businesses and other assets. While all of our assets are likely to not be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our assets are sold in a principal market to market participants (even if we plan on holding an asset long term or through its maturity) and impairments of the market values or fair market values of our assets, even if unrealized, must be reflected in our financial statements for the applicable period, which could result in significant reductions to our net asset value for the period. Significant changes in the capital markets may also affect the pace of our activity and the potential for liquidity events involving our assets. Thus, the illiquidity of our assets may make it difficult for us to sell such assets to access capital if required, and as a result, we could realize significantly less than the value at which we have recorded our assets if we were required to sell them for liquidity purposes.

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Results of Operations

From the time of our formation on August 9, 2016 through February 6, 2018, we had not commenced operations. Operations commenced on February 7, 2018, when aggregate subscription proceeds in excess of the minimum offering amount of $80 million were received in the Private Placement. We acquired our initial businesses on February 7, 2018 using a substantial portion of the net proceeds from the Private Placement. See “Our Common Shares Offering” and “Portfolio and Investment Activity” above for additional information.

As of June 30, 2018, the fair value of our investment portfolio totaled approximately $78.2 million. Our investments at June 30, 2018 consisted of two debt investments and two equity investments. See section entitled “Portfolio and Investment Activity” above for discussion of the general terms and characteristics of our investments, and for information regarding investment activities during the three months ended June 30, 2018 and during the period from February 7, 2018 (commencement of operations) through June 30, 2018.

The following is a summary of our operating results for the three months ended June 30, 2018 and for the period from February 7, 2018 (commencement of operations) through June 30, 2018:

	Three Months Ended June 30, 2018	For the Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
Total investment income	$2,023,986	$2,752,202
Net expenses	1,019,514	1,444,889
Net investment income	1,004,472	1,307,313
Net change in unrealized appreciation	928,424	1,452,873
Net increase in net assets resulting from operations	$1,932,896	$2,760,186

Investment Income

Investment income consisted of the following for the three months ended June 30, 2018 and for the period from February 7, 2018 (commencement of operations) through June 30, 2018:

	Three Months Ended June 30, 2018	For the Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
Interest income	$1,263,063	$1,991,279
Dividend income	760,923	760,923
Total investment income	$2,023,986	$2,752,202

As of June 30, 2018, our weighted average annual yield on our accruing debt investments was 16.0% based on amortized cost, as defined above in “Portfolio and Investment Activity.” As of June 30, 2018, all of our debt investments had fixed rate interest. Interest income for the three months ended June 30, 2018 and for the period February 7, 2018 (commencement of operations) through June 30, 2018 was approximately $1.3 million and $2.0 million, respectively.

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During the three months ended June 30, 2018 and the period from February 7, 2018 (commencement of operations) through June 30, 2018, we received dividend income of approximately $0.8 million from our equity investments.

We believe that our interest income, dividend income and total investment income is not representative of either our stabilized performance or our future performance. We expect an increase in interest income and dividend income in future periods due to an increasing base of investments that we expect to result from the expected increase in capital available for investment as related to our Public Offering.

Operating Expenses

Our operating expenses for the three months ended June 30, 2018 and the period from February 7, 2018 (commencement of operations) through June 30, 2018 were as follows:

	Three Months Ended June 30, 2018	For the Period frm February 7, 2018 (Commencement of Operations) to June 30, 2018
Organization and offering expenses	$317,230	$538,794
Base management fees	194,974	283,536
Total return incentive fees	308,735	308,735
Professional services	169,742	233,410
Director fees and expenses	45,210	82,280
General and administrative expenses	60,120	92,613
Custodian and accounting fees	39,520	64,433
Insurance expenses	28,077	28,077
Annual distribution and shareholder servicing fees	52	52
Other	—	317
Total operating expenses	1,163,660	1,632,247
Expense support	(144,146)	(187,358)
Net expenses	$1,019,514	$1,444,889

Operating expenses were partially offset by expense support of $0.1 million and $0.2 million during the three months ended June 30, 2018 and for the period from February 7, 2018 (commencement of operations) through June 30, 2018, respectively. We consider the following expense categories to be relatively fixed in the near term: administrative services, insurance expenses, director fees and expenses, and custodian and accounting fees. Variable operating expenses include professional services, base management fees, total return incentive fees, and annual distribution and shareholder servicing fees. We expect these variable operating expenses to increase either in connection with the growth in the asset base (investment advisory fees and total return incentive fees), the number of shareholders and open accounts (transfer agency services and shareholder services, distribution and shareholder servicing fees) and the complexity of our investment processes and capital structure (professional services).

Organization and Offering Expenses

Organization expenses are expensed on our statements of operations as incurred. Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to our Offerings, are capitalized on our statements of assets and liabilities as deferred offering expenses and expensed to our statements of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager.

Base Management Fee

Our base management fee is calculated for each share class at an annual rate of (i) for the non-founder shares, 2% of the product of (x) our average gross assets and (y) the ratio of non-founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital and (ii) for the founder shares, 1% of the product of (x) our average gross assets and (y) the ratio of outstanding founder share Average Adjusted Capital to total Average Adjusted Capital, in each case excluding cash, and is payable monthly in arrears.

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Total Return Incentive Fee

The Manager and Sub-Manager are also eligible to receive incentive fees based on the Total Return to Shareholders, as defined in the Management Agreement and Sub-Management Agreement, for each share class in any calendar year, payable annually in arrears. We will accrue (but not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and will perform a final reconciliation at completion of each calendar year and the total return incentive fee shall be due and payable to the Manager no later than ninety (90) calendar days following the end of the applicable calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement. We incurred total return incentive fees of approximately $0.3 million during three months ended June 30, 2018 and the period from February 7, 2018 (commencement of operations) to June 30, 2018.

Annual Distribution and Shareholder Servicing Fee

The Managing Dealer is eligible to receive an annual distribution and shareholder servicing fee, subject to certain limits, with respect to our Class T and Class D shares (excluding Class T shares and Class D shares sold through our distribution reinvestment plan and those received as share distributions) in an amount equal to 1.00% and 0.50%, respectively, of the current net asset value per share. We incurred annual distribution and shareholder servicing fees of $52 during three months ended June 30, 2018 and the period from February 7, 2018 (commencement of operations) to June 30, 2018.

Expense Support and Conditional Reimbursement Agreement

We have entered into an Expense Support and Conditional Reimbursement Agreement with the Manager and the Sub-Manager, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that our annual regular cash distributions exceed our annual net income (with certain adjustments). Expense Support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of our distribution reinvestment plan) to shareholders minus (b) the available operating funds. The Expense Support amount will be borne equally by the Manager and the Sub-Manager and will be calculated as of the last business day of the calendar year. Beginning on February 7, 2018 and continuing until the Expense Support and Conditional Reimbursement Agreement is terminated, the Manager and Sub-Manager shall equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable to the Manager or the Sub-Manager.

If, on the last business day of the calendar year, there are Excess Operating Funds, we will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to the Conditional Reimbursements as described further in the Expense Support and Conditional Reimbursement Agreement. Our obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement.

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Net Change in Unrealized Appreciation

During the three months ended June 30, 2018 and the period February 7, 2018 (commencement of operations) through June 30, 2018, net unrealized appreciation on investments consisted of the following:

	Three Months Ended June 30, 2018	For the Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
Unrealized appreciation	$928,424	$1,452,873
Unrealized depreciation	—	—
Total net unrealized appreciation	$928,424	$1,452,873

Of the unrealized appreciation of approximately $1.5 million as of June 30, 2018, approximately $1.3 million pertains to our investment in the equity of Lawn Doctor.  Such unrealized appreciation is based on the current fair value of such investment as determined by our board of directors based on inputs from our Sub-Manager and our independent valuation firm and consistent with our valuation policy, which taking into consideration, among other factors, Lawn Doctor’s strong performance in comparison to budgeted results for the year, future growth prospects of Lawn Doctor, and the valuations of publicly traded comparable companies as determined by our independent valuation firm. Additionally, approximately $0.2 million pertains to our investment in the equity of Polyform, the fair value of which was also determined by our board of directors consistent with our valuation policy taking into consideration, among other factors, the financial performance of Polyform in the absolute as well as compared to budgeted results, future growth prospects of Polyform, and the valuations of publicly traded comparable companies as determined by our independent valuation firm.

We are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from our investments, other than those described above, and the “Risk Factors” of our Prospectus.

Net Assets

Net assets increased approximately $84.0 million during the period from February 7, 2018 (commencement of operations) through June 30, 2018. The most significant increase in net assets during such period was attributable to capital transactions of approximately $82.6 million, including the issuance of Class FA shares resulting in net proceeds of approximately $81.5 million. Additionally, during such period, our operations resulted in an increase in net assets of approximately $2.8 million. These increases in net assets were partially offset by distributions to shareholders of approximately $1.3 million during such period.

Our shares are illiquid investments for which there currently is no secondary market. You should not expect to be able to resell your shares regardless of how we perform. If you are able to sell your shares, you will likely receive less than your purchase price. Our net asset value and annualized returns — which are based in part upon determinations of fair value of Level 3 investments by our board of directors, not active market quotations — are inherently uncertain. Past performance is not a guarantee of future results.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments, fund and maintain our assets and operations, repay borrowings, make distributions to our shareholders and other general business needs. We will use significant cash to fund acquisitions, make distributions to our shareholders and fund our operations. Our primary sources of cash will generally consist of:

•	the net proceeds of the Public Offering;
•	distributions and interest earned from our assets; and
•	proceeds from sales of assets and principal repayments from our assets.

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We expect we will have sufficient cash from current sources to meet our liquidity needs for the next twelve months. However, we may opt to supplement our equity capital and increase potential returns to our shareholders through the use of prudent levels of borrowings. We may use debt when the available terms and conditions are favorable to long-term investing and well-aligned with our business strategy. In determining whether to borrow money, we seek to optimize maturity, covenant packages and rate structures. Most importantly, the risks of borrowing within the context of our business outlook and the impact on our businesses are extensively analyzed by the Manager and our board of directors in making this determination.

While we generally intend to hold our assets for the long term, certain assets may be sold in order to manage our liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty.

As of June 30, 2018 and December 31, 2017, we had approximately $6.4 million and $0.2 million of cash and cash equivalents, respectively.

We raised approximately $82.6 million in net proceeds during the period February 7, 2018 (commencement of operations) through June 30, 2018 under our Offerings, which included a $2.4 million non-cash contribution by our Sub-Manager, as described above under “Our Common Shares Offering” and approximately $0.01 million raised through our distribution reinvestment plan. As of June 30, 2018 we had approximately 947 million common shares available for sale through our Public Offering.

During the period February 7, 2018 (commencement of operations) through June 30, 2018, we generated cash flows primarily from interest earned on our debt investments and distributions from our equity investments. We used approximately $74.4 million of the cash proceeds from our Private Placement to purchase our initial businesses. We also declared 17 weekly distributions starting March 7, 2018 through and including June 26, 2018, totaling approximately $1.3 million, of which approximately $1.0 million was paid to shareholders during the three months ended June 30, 2018 and approximately $0.3 million was paid in July 2018. See “Distributions” below for information regarding our distribution policy.

Hedging Activities

In an effort to stabilize our revenue and input costs where applicable, we may enter into derivatives or other financial instruments in an attempt to hedge our commodity risk. With respect to any potential financings, general increases in interest rates over time may cause the interest expense associated with our borrowings to increase, and the value of our debt investments to decline. We may seek to stabilize our financing costs as well as any potential decline in our assets by entering into derivatives, swaps or other financial products in an attempt to hedge our interest rate risk. In the event we pursue any assets outside of the United States we may have foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar. We may in the future, enter into derivatives or other financial instruments in an attempt to hedge any such foreign currency exchange risk. It is difficult to predict the impact hedging activities may have on our results of operations.

Distributions

Subject to our board of directors’ discretion and applicable legal restrictions, our board of directors intends to declare cash distributions to shareholders based on weekly record dates and we intend to pay such distributions on a monthly basis. Shareholders may elect to reinvest their distributions as additional common shares under our distribution reinvestment plan. Our shareholders will be taxed on their allocable share of income, even if their distributions are reinvested in additional shares of our common shares. The following table reflects, by share class, the cash distributions per share and the total amount of distributions that we have declared on our common shares during the period February 7, 2018 (commencement of operations) through June 30, 2018:

Distribution Period(1)	Cash Distributions Declared	Distributions Reinvested	Cash Distributions Net of Distributions Reinvested
First Quarter 2018 (4 record dates)	$302,841	$2,299	$300,542
Second Quarter 2018 (13 record dates)(2)	1,026,590	19,767	1,006,823
	$1,329,431	$22,066	$1,307,365

(1)	Declared distributions per share for each share class were:

Record Date Period	Class FA	Class A	Class T	Class D	Class I
March 7, 2018	$0.020604	$0.020604	$0.016484	$0.018544	$0.020604
March 13, 2018 - June 26, 2018	0.024038	0.024038	0.019231	0.021635	0.024038
(2)	Distributions declared for the four record dates in June 2018 were paid in July 2018.

In June 2018, the Company’s board of directors also declared cash distributions on the outstanding shares of all classes of common shares based on weekly record dates for the time period beginning July 3, 2018 through and including September 28, 2018, of $0.024038 per share for Class FA shares, $0.024038 per share for Class A shares, $0.019231 per share for Class T shares, $0.021635 per share for Class D shares and $0.024038 per share for Class I shares.

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We calculate each shareholder’s specific distribution amount for the period using record and declaration dates. Distributions are made on all classes of our shares at the same time. Amounts distributed are allocated among each class in proportion to the number of shares of each class outstanding. Amounts distributed to each class are allocated among the holders of our shares in such class in proportion to their shares. The per share amount of distributions on Class A, Class T, Class D and Class I shares will differ because of different allocations of certain class-specific expenses. Specifically, distributions on Class T shares and Class D shares will be lower than distributions on Class A, Class FA and Class I shares because the company is required to pay ongoing annual distribution and shareholder servicing fees with respect to the Class T shares and Class D shares sold in the primary offering. Additionally, distributions on the non-founder shares will likely be lower than distributions on Class FA shares because we are required to pay higher management and incentive fees to the Manager and the Sub-Manager with respect to the non-founder shares. There is no assurance that we will pay distributions in any particular amount, if at all. See “Notes to Condensed Consolidated Financial Statements” Note 6. “Distributions” included in this supplement for additional disclosures regarding distributions.

We do not expect to use equity capital or borrowed funds to pay distributions to shareholders. See “Notes to Condensed Consolidated Financial Statements” Note 6. “Distributions” included in this supplement for a discussion of the sources of funds used to pay distributions on a GAAP basis for the periods presented.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which shareholders who purchase shares in our Public Offering (other than shareholders who are residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oregon, Washington (collectively the “Opt-in-States”) and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable, unless such shareholders elect to receive distributions in cash. Shareholders who are residents of Opt-in States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares. Cash distributions paid on Class FA shares will be reinvested in additional shares of Class A shares. The following discussion summarizes the principal terms of this plan.

The purchase price for shares purchased under our distribution reinvestment plan will be equal to the most recently determined and published net asset value per share of the applicable class of shares. Because the annual distribution and shareholder servicing fee is calculated based on net asset value, it reduces net asset value and/or distributions with respect to Class T shares and Class D shares, including shares issued under the distribution reinvestment plan with respect to such share classes. To the extent newly issued shares are purchased from us under the distribution reinvestment plan or shareholders elect to reinvest their cash distribution in our shares, we will retain and/or receive additional funds for acquisitions and general purposes including the repurchase of shares under our share repurchase program.

We will not pay selling commissions or dealer manager fees on shares sold pursuant to our distribution reinvestment plan. However, the amount of the annual distribution and shareholder servicing fee payable with respect to Class T or Class D shares, respectively, sold in this offering will be allocated among all Class T or Class D shares, respectively, including those sold under our distribution reinvestment plan and those received as distributions.

During the period from February 7, 2018 (commencement of operations) through June 30, 2018, the Company declared cash distributions of $1,329,431, of which $22,066 was reinvested and $1,307,365 was paid in cash. See Note 6. “Distributions” included in this supplement for additional information.

Contractual Obligations

We have entered into the Management Agreement with the Manager and the Sub-Management Agreement with the Manager and the Sub-Manager pursuant to which the Manager and the Sub-Manager are entitled to receive a base management fee and the reimbursement of certain expenses. Certain incentive fees based on our performance are payable to the Manager and the Sub-Manager after our performance thresholds are met. Each of the Manager and the Sub-Manager is entitled to 50% of the base management fee and incentive fees, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement. We have also entered into the Administrative Services Agreement with the Administrator and the Sub-Administration Agreement with the Administrator and the Sub-Administrator pursuant to which the Administrator and the Sub-Administrator will provide us with administrative services and are entitled to reimbursement of expenses for such services. For a discussion of the compensation we pay in connection with the management of our business, see “Notes to Condensed Consolidated Financial Statements” Note 5. “Related Party Transactions” included in this supplement.

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Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements, including any risk management of commodity pricing or other hedging practices.

Inflation

We do not anticipate that inflation will have a significant effect on our results of operations. However, in the event of a significant increase in inflation, interest rates could rise and our assets may be materially adversely affected.

Seasonality

We do not anticipate that seasonality will have a significant effect on our results of operations.

Critical Accounting Policies and Use of Estimates

Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based are reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we continue to implement our business and operating strategy. Our significant accounting policies are described in “Notes to Condensed Consolidated Financial Statements” Note 2. “Significant Accounting Policies” Included in this supplement. Those material accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition, as well as those that require complex judgment decisions by our management, are discussed below.

Basis of Presentation

Our financial statements are prepared in accordance with GAAP, which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties.

Although we are organized and intend to conduct our business in a manner so that we are not required to register as an investment company under the Investment Company Act, our financial statements are prepared using the specialized accounting principles of ASC Topic 946 to utilize investment company accounting. We obtain funds through the issuance of equity interests to multiple unrelated investors, and provide such investors with investment management services. Further, our business strategy is to acquire interests in middle-market businesses to provide current income and long term capital appreciation, while protecting invested capital. Overall, we believe that the use of investment company accounting on a fair value basis is consistent with the management of our assets on a fair value basis, and make our financial statements more useful to investors and other financial statement users in facilitating the evaluation of an investment in us as compared to other investment products in the marketplace.

Valuation of Investments

We have adopted, and our valuation policy is performed in accordance with, ASC Topic 820, as described in “Notes to Condensed Consolidated Financial Statements” Note 2. “Significant Accounting Policies” included in this supplement. As of June 30, 2018, all of our investments were categorized as Level 3. Our investments are valued utilizing a market approach, an income approach (i.e. discounted cash flow approach), a transaction approach, or a combination of such approaches, as appropriate. The market comparables approach uses prices, including third party indicative broker quotes, and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The transaction approach uses pricing indications derived from recent precedent merger and acquisition transactions involving comparable target companies. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) that are discounted based on a required or expected discount rate to derive a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors we may take into account to determine the fair value of our investments include, as relevant: available current market data, including an assessment of the credit quality of the security’s issuer, relevant and applicable market trading and transaction comparables, applicable market yields and multiples, illiquidity discounts, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, data derived from merger and acquisition activities for comparable companies, and enterprise values, among other factors.

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Our board of directors is ultimately responsible for determining in good faith the fair value of our investments in accordance with the valuation policy and procedures approved by the board of directors, based on, among other factors, the input of the Manager, the Sub-Manager, our audit committee, and the independent third-party valuation firm. The determination of the fair value of our assets requires judgment, especially with respect to assets for which market prices are not available. For most of our assets, market prices will not be available. Due to the inherent uncertainty of determining the fair value of assets that do not have a readily available market value, the fair value of the assets may differ significantly from the values that would have been used had a readily available market value existed for such assets, and the differences could be material. Because the calculation of our net asset value is based, in part, on the fair value of our assets, our calculation of net asset value is subjective and could be adversely affected if the determinations regarding the fair value of its assets were materially higher than the values that we ultimately realize upon the disposal of such assets. Furthermore, through the valuation process, our board of directors may determine that the fair value of our assets differs materially from the values that were provided by the independent valuation firm.

U.S. Federal Income Taxes

We believe that we are properly characterized as a partnership for U.S. Federal income tax purposes and expect to continue to qualify as a partnership (and not be treated as a publicly traded partnership or otherwise be treated as a taxable corporation) for such purposes. As a partnership, we are generally not subject to U.S Federal income tax at the entity level.

Impact of Recent Accounting Pronouncements

See “Notes to Condensed Consolidated Financial Statements” Note 2. “Significant Accounting Policies” included in this supplement for a summary of the impact of any recent accounting pronouncements.

Management

The following disclosure supersedes and replaces the biographical information of Chirag J. Bhavsar under the section “Management—Directors and Executive Officers,” which appears on page 97 of the Prospectus.

Chirag J. Bhavsar is our Chief Executive Officer. Mr. Bhavsar also currently serves as Co-Chief Executive Officer and Co-President of CNL Financial Group. Mr. Bhavsar served as Chief Operating Officer from January 1, 2017 to April 9, 2018, Chief Financial Officer from January 1, 2017 to May 1, 2018, and as Chief Executive Officer and Chairman of the board of trustees from December 8, 2017 to April 9, 2018 of CCT II, a business development company. In addition, Mr. Bhavsar served as Chief Operating Officer and Chief Financial Officer for CCT I, a business development company, from January 1, 2017 until November 14, 2017. Mr. Bhavsar has spent most of the past 15 years of his career with entities affiliated with CNL Financial Group. Mr. Bhavsar has served in the roles of Executive Vice President, Chief Operating Officer, and Chief Financial Officer for Valley National Bank’s Florida Division, from 2015 to 2016, and as the Executive Vice President and Chief Financial Officer of its predecessor, CNLBancshares, Inc., from 2002 to 2015. Mr. Bhavsar is an independent director at Currency Exchange International Corp., which is a publicly traded company on the Toronto Stock Exchange, where he is Lead Independent Director and Audit Committee Chairman. Mr. Bhavsar also currently serves as Director and President of Pinnacle Bank, which is a community bank based in Central Florida. Mr. Bhavsar received his Bachelor of Science in Accounting from the University of Florida in 1990, and received a Master of Science in Accounting from the University of Florida in 1991. Mr. Bhavsar also graduated from University of Virginia’s Banking School in 1993. He is a certified public accountant.

Our Portfolio

The following disclosure supersedes and replaces the fourth paragraph under the section “Our Portfolio—Lawn Doctor—Overview,” which appears on page 90 of the Prospectus.

As of June 30, 2018, Lawn Doctor had 45 employees. None of Lawn Doctor’s employees are subject to collective bargaining agreements. Lawn Doctor’s corporate headquarters (which it owns) are in Holmdel, New Jersey, and it leases an approximately 27,680 square foot manufacturing site in Marlboro, New Jersey.

The following disclosure is added to immediately follow the fourth paragraph under the section “Our Portfolio—Lawn Doctor—Overview,” which appears on page 90 of the Prospectus.

In May 2018, Lawn Doctor acquired an 80% equity interest in Mosquito Hunters, LLC, a franchisor of mosquito and pest control services (“Mosquito Hunters”). Mosquito Hunters was founded in 2013, is based in Northbrook Illinois and specializes in the eradication of mosquitos through regular spraying applications and follow-up maintenance. There are currently eight Mosquito Hunters franchises operating in seven states. This acquisition furthers Lawn Doctor’s strategy of both growing organically and also via acquisition of additional home service brands. Pest control is an approximately $2.5 billion market in the United States as of December 31, 2017 and is the fastest growing building maintenance service segment.

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The following disclosure supersedes and replaces the first paragraph under the section “Our Portfolio—Lawn Doctor—Investment Highlights,” which appears on page 90 of the Prospectus.

Investment Highlights. Lawn Doctor operates a nationwide network of independently owned franchise units in 39 states. The franchisee unit base has grown from 452 in 2012 to 568 as of June 30, 2018, with strong average annual openings of approximately 30 units and an average annual closure rate of approximately 2%. The franchise unit base was 545 as of December 31, 2017. There is minimal franchisee concentration with the top ten franchisees accounting for approximately 27.1% and 24.0% of total royalty revenue for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively. Lawn Doctor benefits from a scalable business model, which does not require significant capital expenditures or additional fixed costs to support future growth. Lawn Doctor earns revenue from franchisee royalty fees, equipment lease fees, initial franchisee fees, equipment parts sales, vendor rebates, and interest on franchise loans. The primary source of revenue is the franchisee royalty fee. The total revenue for the twelve months ended December 31, 2017 and the six months ended June 30, 2018 was approximately $15.8 million and $9.8 million, respectively, of which approximately $12.1 million and $6.6 million was the franchisee royalty fees for Lawn Doctor. Lawn Doctor’s total revenue has grown at a compound annual growth rate of approximately 7.0% from 2009 to June 30, 2018 and Lawn Doctor’s franchisee royalty fees have grown at a compound annual growth rate of approximately 5.1% from 2009 to June 30, 2018. Total system-wide sales for Lawn Doctor were approximately $118 million and $65 million for the twelve months ended December 31, 2017 and the six months ended June 30, 2018, respectively.

The following disclosure supersedes and replaces the third paragraph under the section “Our Portfolio—Polyform—Overview,” which appears on page 91 of the Prospectus.

Polyform estimates that its products are available in approximately 16,000 retail locations through its major customers, plus many other locations through independent retailers. Products are shipped directly to 48 countries worldwide. As of June 30, 2018, Polyform had 49 employees. None of Polyform’s employees are subject to collective bargaining agreements. Polyform’s corporate headquarters (which consists of approximately 58,000 square feet of leased space) are in Elk Grove Village, Illinois.

The following disclosure supersedes and replaces the first paragraph under the section “Our Portfolio—Polyform—Investment Highlights,” which appears on page 91 of the Prospectus.

Investment Highlights. Polyform has grown its signature product lines, Sculpey® and Premo!®, into global names with a strong retail presence in the United States and growing presences abroad. Polyform ships its products directly to 48 countries worldwide, but a significant portion of its sales occur in the domestic market with 85% of its revenues coming from the United States over the trailing twelve months ended December 31, 2017. The clay products are clean, economical, easy to work with and only require oven baking at 275 degrees Fahrenheit. Polyform’s success in the arts and crafts market is a result of its unique product formulations that offer superior molding and color profiles, and Polyform believes the proprietary product formulas and manufacturing methodologies create significant barriers to entry or duplication. The primary source of Polyform’s revenue is the sale of its products. Net sales for Polyform were approximately $15.9 million and $8.3 million for the twelve months ended December 31, 2017 and the six months ended June 30, 2018, respectively, and sales have grown at a compound annual growth rate of approximately 4.4% from 2009 to June 30, 2018.

The following disclosure updates the “Our Portfolio—Polyform” and “Conflicts of Interest and Certain Relationships and Related Party Transactions—the Acquisitions of Our Initial Businesses” sections of the Prospectus as it relates to information about the Chief Executive Officer of Polyform.

On July 2, 2018, Mr. Steve Seppala, formerly Chief Financial Officer of Polyform, succeeded Ms. Denice Steinmann as Chief Executive Officer of Polyform. Ms. Steinmann is expected to continue with Polyform in an advisory role and remains as one of three members of the board of directors of Polyform.

Security Ownership

The following disclosure supersedes and replaces the third footnote to the security ownership table under the section “Security Ownership,” which appears on page 129 of the Prospectus.

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(3)       Represents 100,000 shares held of record by the Manager, CNL Strategic Capital Management, LLC, an indirect subsidiary of CNL Financial Group, LLC, which is indirectly wholly owned by Mr. Seneff. Also represents 380,000 shares held of record by CNL Strategic Capital Investment, LLC, which is indirectly controlled by Mr. Seneff.

Conflicts of Interest and Certain Relationships and Related Party Transactions

The following disclosure supersedes and replaces the last sentence of the first paragraph under the section “Conflicts of Interest and Certain Relationships and Related Party Transactions—The Acquisition of Our Initial Businesses—Lawn Doctor Acquisition,” which appears on page 135 of the Prospectus.

The proceeds of our investment, in combination with the proceeds of a $3.0 million secured second lien loan from Aspire Capital Group, LLC, an affiliate of Lawn Doctor CEO Scott Frith, and the proceeds from the senior credit facility described below, were used in part to retire existing Lawn Doctor debt (approximately $8.5 million), purchase (subject to adjustment as described above) equity from the SB Fund (approximately $39.8 million) and a former member of Lawn Doctor’s senior management team (approximately $4.8 million), and make option termination payments to current employees of Lawn Doctor (approximately $1.6 million).

The following disclosure supersedes and replaces the third and fourth sentences of the first paragraph under the section “Conflicts of Interest and Certain Relationships and Related Party Transactions—The Acquisition of Our Initial Businesses—Polyform Acquisition,” which appears on page 136 of the Prospectus.

The purchase price was subject to adjustment based on, among other factors, Polyform’s working capital and indebtedness at the closing with a true-up adjustment no later than July 15, 2018; provided that if the purchase price is adjusted downward, the amount by which the purchase price is decreased will be limited to a maximum of $500,000, which is the portion of the merger consideration held in escrow for such purpose. As of June 30, 2018, the cost basis of our investments in Polyform, after purchase price adjustments, was approximately $15.6 million of common equity and $15.7 million of a debt investment. The proceeds of our investment were used in part to retire existing Polyform debt (approximately $12.7 million), purchase (subject to adjustment as described above) equity from the SB Fund (approximately $16.5 million), and minority stockholders excluding Ms. Steinmann (approximately $1.5 million), and make option termination payments to current employees of Polyform (approximately $0.2 million).

ERISA Considerations

The following disclosure supersedes and replaces the fourth, fifth and sixth paragraphs under the section “ERISA Considerations—Plan Assets,” which appears on page 167 of the Prospectus.

We anticipate having over 100 shareholders for each non-founder class of shares following the completion of this offering. Thus, the second criterion of the publicly offered exception security should be satisfied.

The non-founder shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and such shares are part of a class that is registered under the Exchange Act before the 120th day after the end of our fiscal year during which the offering of such shares to the public occurred. Any such shares purchased, therefore, should satisfy the third criterion of the publicly-offered security exemption.

 We believe that such shares should constitute “publicly-offered securities,” and that our underlying assets should not be considered “plan assets” under the Regulation, assuming that such shares are “freely transferable” and widely held (as contemplated above) and that the offering otherwise takes place as described in this prospectus. However, even if any class of non-founder shares is determined not to be a “publicly offered security,” we still expect not to be subject to the ERISA fiduciary requirements, as described in the following paragraph, and our assets should not be treated as “plan assets” within the meaning of the Plan Asset Regulations.

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We sold and issued our Class FA shares in the private offering and used a substantial portion of the net proceeds from the private offering to acquire our initial businesses. The Class FA shares sold in the private offering were not registered under the Exchange Act. However, we currently operate our business in a manner so that it is intended to qualify as a VCOC, as defined in the regulations governing plan assets, or the Plan Asset Regulations, promulgated under ERISA by the Department of Labor, and therefore are not subject to the ERISA fiduciary requirements with respect to our assets. However, if we fail to satisfy the requirements to qualify as a VCOC for any reason and no other exception under the Plan Asset Regulations applies, such failure could materially interfere with our activities or expose us to risks related to our failure to comply with the requirements. If no exception under the Plan Asset Regulations applied, the fiduciary responsibility standards of ERISA would apply to us, including the requirement of investment prudence and diversification, and certain transactions that we enter into, or may have entered into, in the ordinary course of business, might constitute or result in non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code.

Plan of Distribution

The following disclosure supersedes and replaces the section under the heading “Plan of Distribution—Compensation Paid for Sales of Shares—Front-End Selling Commissions, Dealer Manager Fee and Discounts (Class A and Class T Shares),” which begins on page 176 of the Prospectus.

Front-End Selling Commissions, Dealer Manager Fee and Discounts (Class A and Class T Shares)

Except for the special sales, fee arrangements or volume discounts described later in this section, we will pay the Managing Dealer selling commissions of up to 6.00% of the sale price per Class A share for Class A shares sold in the primary offering and 3.00% of the sale price per Class T share for Class T shares sold in the primary offering. Reduced selling commissions will be paid with respect to certain volume discount sales of Class A shares. The Managing Dealer may reallow all or a portion of the selling commissions to participating broker-dealers as compensation for their services in soliciting and obtaining subscriptions. Except for certain special sales as described later in this section, we will also pay the Managing Dealer fee of up to 2.50% of the price of each Class A share sold in the primary offering and 1.75% of the price of each Class T share sold in the primary offering to the Managing Dealer for marketing the shares in connection with the offering, which includes coordinating the marketing of the shares with any participating broker-dealers. The Managing Dealer may, in its discretion, reallow all or a portion of this dealer manager fee to participating broker-dealers. With respect to certain sales of Class T shares, the Managing Dealer may permit broker-dealers to reallocate a portion of the dealer manager fee to a selling commission, without changing the aggregate upfront selling commission and dealer manager fee paid. Throughout this prospectus, we describe the maximum selling commissions and dealer manager fees assuming that such a reallocation has not occurred. You can obtain more information from the participating broker-dealer through which you purchase shares about the compensation it receives. We will not pay any selling commissions or dealer manager fees in connection with sales of Class D and Class I shares in the offering. No selling commissions or dealer manager fees will be paid on any Class A, Class T, Class D and Class I shares sold pursuant to the distribution reinvestment plan.

The selling commission and/or dealer manager fee may be reduced or eliminated in connection with certain categories of sales, such as sales for which a volume discount applies, sales through certain investment advisory representatives and, subject to the agreement of the Managing Dealer, sales made to certain investors who have agreed with a participating broker-dealer to reduce or eliminate the selling commission and/or the dealer manager fee through use of a fee based or alternative fee arrangement with such investor. Our Managing Dealer may also agree with a participating broker-dealer to waive a portion of the upfront selling commission and/or dealer manager fee it receives from the sale of a Class A share. Our Managing Dealer will make such determination in its discretion based on various factors, including, but not limited to, the projected volume of sales, the amount of marketing assistance provided, or the shareholder services provided by such participating broker-dealer. If an investor purchases shares through one of these participating broker-dealers, Class A shares will be sold at a negotiated discount from the public offering price, reflecting that a portion of the selling commission and/or dealer manager fee will not be paid in connection with such purchases. In this way, the upfront selling commission and/or dealer manager fee may vary and your ability to receive a fee waiver or fee discount on Class A shares may depend on the participating broker-dealer through which you purchase your Class A shares. Accordingly, you should consult with your own financial advisor about the ability to receive such discounts or fee waivers before purchasing Class A shares. Shareholders of Class A shares who qualify for a discount or fee waiver will potentially receive a higher percentage return on his or her investment than Class A investors who do not qualify for such discount or fee waiver. In no event will your upfront sales load exceed the maximum amounts of up-front selling commission and dealer manager fees disclosed in this prospectus. You can obtain more information from the participating broker-dealer through which you purchase shares about the compensation it receives. The net proceeds we receive will not be affected by such sales of shares at a discount.

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The following disclosure supersedes and replaces the section under the heading “Plan of Distribution—Compensation Paid for Sales of Shares—Purchases Net of Selling Commissions and Dealer Manager Fees,” which begins on page 177 of the Prospectus.

Purchases Net of Selling Commissions and Dealer Manager Fees

We expect the Managing Dealer to utilize multiple distribution channels to sell our shares, including through FINRA-registered broker-dealers, registered investment advisers and other financial intermediaries exempt from broker-dealer registration. Except as disclosed above, selling commissions and dealer manager fees generally will be paid in connection with such sales. Additionally, in the event of the sale of Class A shares and Class T shares in this offering through certain categories of investors or certain investment advisory representatives as described below, we will waive some or all of the sales load, reflecting the fact that we will not pay the Managing Dealer the 6.00% selling commission with respect to such Class A shares and the 3.00% selling commission with respect to such Class T shares and, in some cases, the 2.50% dealer manager fee on such Class A shares and the 1.75% dealer manager fee on such Class T shares, as described in more detail below.

We will not pay selling commissions or dealer manager fees in connection with the following special sales of Class A shares:

•	the purchase of Class A shares by directors, the Manager, the Sub-Manager or our affiliates or any of their or our officers, employees, or any family members of those individuals, any Plan established exclusively for the benefit of such persons or entities, or, if approved by our board of directors, our partners, consultants or other third party service providers;
•	the purchase of Class A shares by the directors, officers, registered representatives or employees of a participating broker-dealer (or family members of any of the foregoing) who requests and is entitled to purchase Class A shares net of selling commissions; and
•	the purchase of shares under our distribution reinvestment plan.

We will not pay selling commissions, but will pay the dealer manager fee, in connection with the following special sales of Class A shares in the offering:

•	the sale of Class A shares through registered investment advisers that are affiliated with or duly registered with a participating broker-dealer whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice; and
•	the sale of Class A shares to investors whose contracts for investment advisory and related brokerage services with participating broker-dealers include a fixed fee or fee-based program, also known as “wrap” accounts or other alternative fee arrangements.

In each of the two types of special sales specified directly above the dealer manager fee will be paid by us to the Managing Dealer, which may then reallow all or a portion of the dealer manager fee to the participating broker-dealer. Neither the Managing Dealer nor its affiliates will compensate any person engaged as an investment adviser by a potential investor as an inducement for such investment adviser to advise favorably for an investment in us. However, in the case of certain sales of Class A shares to the client of a registered investment adviser in which the registered investment adviser is affiliated with a participating broker-dealer that is a party to a participating broker agreement with the Managing Dealer, the Managing Dealer may reallow all or a portion of the dealer manager fee to the participating broker-dealer entity. If the registered investment adviser is not affiliated with a participating broker-dealer that is a party to a participating broker agreement with the Managing Dealer, the dealer manager fee will not be reallowed. We may also make certain sales directly to these groups or certain institutional investors designated by our management without a broker-dealer intermediary. For such direct sales, all selling commissions and dealer manager fees will be waived.

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We will not pay upfront selling commissions or upfront dealer manager fees in connection with the following special sales of Class T shares:

•	the purchase of Class T shares by directors, the Manager, the Sub-Manager or our affiliates or any of their or our officers, employees, or any family members of those individuals, any Plan established exclusively for the benefit of such persons or entities, or, if approved by our board of directors, our partners, consultants or other third party service providers;
•	the purchase of Class T shares by the directors, officers, registered representatives or employees of a participating broker-dealer (or family members of any of the foregoing) who requests and is entitled to purchase Class T shares net of upfront selling commissions or upfront dealer manager fees; and
•	the purchase of shares under our distribution reinvestment plan.

For purposes of the foregoing, “family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren, aunts, uncles, niece, nephew, cousins, and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption, and any associated family offices, foundations, or accounts managed by registered investment advisers. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and dealer manager fees may elect not to accept all or a portion of such compensation. In that event, such shares will be sold to the investor at a per share purchase price, net of all or a portion of the selling commissions and dealer manager fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisers must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions and dealer manager fees payable in connection with sales through registered investment advisers or bank trust departments.

Reallowance (Class A Shares and Class T Shares)

The Managing Dealer may reallow all or a portion of the dealer manager fee on Class A and Class T shares to participating broker-dealers. Generally, the Managing Dealer will reallow a portion of the dealer manager fees if the participating broker-dealer agrees to provide one or more of the following services:

•	internal marketing support personnel (such as telemarketers or a marketing director) to assist the Managing Dealer’s marketing team;
•	internal marketing communications vehicles, including, but not limited to, newsletters, conference calls, interactive applications and media, and internal mail to promote us and this offering;
•	provide access to registered representative lists, updated quarterly;
•	assistance with reinvestments and repurchases;
•	maintaining the technology necessary to adequately process subscriptions and service our investors, as otherwise associated with this offering; or
•	other services, as requested by investors from time to time.

The following disclosure supersedes and replaces the section “Plan of Distribution—Volume Discounts (Class A Shares Only)” which begins on page 182 of the Prospectus.

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Volume Discounts (Class A Shares Only)

In connection with the purchase of a certain minimum number of Class A shares by an investor who does not otherwise qualify for the reduction in selling commissions described above, the amount of selling commissions otherwise payable to the Managing Dealer (and reallowable by the Managing Dealer to a participating broker) may be reduced in accordance with the following schedule:

Amount of Shares Purchased	Purchase Price per Incremental Class A Share in Volume Discount Range	Maximum Reallowable Commissions on Sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount
Up to $500,000	$27.73	6.00%	$1.66
$500,001—$750,000	$27.43	5.00%	$1.37
$750,001—$1,000,000	$27.14	4.00%	$1.09
$1,000,001—$2,500,000	$26.85	3.00%	$0.81
$2,500,001—$5,000,000	$26.57	2.00%	$0.53

We will apply the reduced selling price per share and selling commissions to the incremental shares within the indicated range only. Thus, for example, a total subscription amount of $1,250,000 would result in the purchase of 45,668 shares at a weighted average purchase price of $27.37 per share as shown below:

•	$500,000 at $27.73 per share = 18,031.013 shares (6.00% selling commission + 2.50% dealer manager fee);
•	$250,000 at $27.43 per share = 9,114.108 shares (5.00% selling commission + 2.50% dealer manager fee);
•	$250,000 at $27.14 per share = 9,211.495 shares (4.00% selling commission + 2.50% dealer manager fee); and
•	$250,000 at $26.85 per share = 9,310.986 shares (3.00% selling commission + 2.50% dealer manager fee).

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, the investor’s purchase will qualify for a volume discount equal to (i) the volume discount for the applicable individual purchase or (ii) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount.

Subscriptions may be combined for the purpose of determining volume discounts described above in the case of subscriptions made by any purchaser, provided all shares are purchased through the same Managing Dealer, participating broker-dealer or registered investment adviser. Further, subscriptions made by a purchaser through separate accounts may also be combined for the purpose of determining volume discounts to the extent that the accounts share the same primary account holder, as determined by the account tax identification number, or share the same tax identification number as a beneficiary of the account. The discounts will be prorated among the separate subscribers considered to be a single purchaser. An individual and his or her spouse who purchases our shares for their own accounts will be considered a single purchaser. Subscriptions made through separate accounts will be considered a single purchaser if the accounts have a common primary account holder or account beneficiary, as determined by the tax identification number. For purposes of applying such discounts, shares purchased pursuant to our distribution reinvestment plan on behalf of a participant in the distribution reinvestment plan will not be combined with other subscriptions for shares by the investor. Any reduction in selling commissions and/or dealer manager fees will reduce the effective purchase price per share but will not alter the proceeds available to us as a result of such sale. For purposes of distributions, investors who receive a discounted purchase price will receive higher returns on their investments in our shares than investors who do not receive a discounted purchase price.

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Financial Statements

The Prospectus is hereby supplemented with the following financial information, which is excerpted from Part I—Item 1. “Financial Statements” in our Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2018.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Condensed Consolidated Statements of Assets and Liabilities as of June 30, 2018 (unaudited) and December 31, 2017	F-2

Condensed Consolidated Statement of Operations for the three months ended June 30, 2018 and the period from February 7, 2018 (commencement of operations) through June 30, 2018 (unaudited)	F-3

Condensed Consolidated Statement of Changes in Net Assets for the period from February 7, 2018 (commencement of operations) through June 30, 2018 (unaudited)	F-4

Condensed Consolidated Statement of Cash Flows for the period from February 7, 2018 (commencement of operations) through June 30, 2018 (unaudited)	F-5

Condensed Consolidated Schedule of Investments as of June 30, 2018 (unaudited)	F-6

Notes to Condensed Consolidated Financial Statements	F-7

 CNL Strategic Capital, LLC

Condensed Consolidated Statements of Assets and Liabilities

	June 30, 2018 (unaudited)	December 31, 2017
Assets
Investments at fair value (amortized cost of $76,774,339 and $— as of June 30, 2018 and December 31, 2017 respectively)	$78,227,212	$—
Cash and cash equivalents	6,440,516	199,683
Deferred offering expenses	186,359	317
Prepaid expenses and other assets	160,398	—
Total assets	85,014,485	200,000

Liabilities
Due to related parties (Note 5)	$205,195	$—
Distributions payable	317,225	—
Accounts payable and other accrued expenses	297,265	—
Accrued directors’ fees and expenses	9,075	—
Total liabilities	828,760	—

Commitments and contingencies (Note 8)
Members’ Equity (Net Assets)
Preferred shares, $0.001 par value 50,000,000 shares authorized and unissued	$—	$—
Common shares, $0.001 par value 3,400,000 Class FA shares authorized; 3,266,260 and 8,000 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	3,266	8
Common shares, $0.001 par value 94,660,000 Class A shares authorized; 2,406 shares issued and outstanding as of June 30, 2018	2	—
Common shares, $0.001 par value 662,620,000 Class T shares authorized; 1,704 shares issued and outstanding as of June 30, 2018	2	—
Common shares, $0.001 par value 94,660,000 Class D shares authorized; 6,730 shares issued and outstanding as of June 30, 2018	7	—
Common shares, $0.001 par value 94,660,000 Class I shares authorized; 32,821 shares issued and outstanding as of June 30, 2018	33	—
Capital in excess of par value	82,751,660	199,992
Distributions in excess of net investment income	(22,118)	—
Accumulated net unrealized appreciation on investments	1,452,873	—
Total Members’ Equity	$84,185,725	$200,000

Net assets, Class FA shares	$83,076,581	$200,000
Net assets, Class A shares	61,052	—
Net assets, Class T shares	43,307	—
Net assets, Class D shares	171,018	—
Net assets, Class I shares	833,767	—
Total Members’ Equity	$84,185,725	$200,000

See notes to condensed consolidated financial statements.

CNL Strategic Capital, LLC

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30, 2018	For the Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
Investment Income
Interest income	$1,263,063	$1,991,279
Dividend income	760,923	760,923
Total investment income	2,023,986	2,752,202

Operating Expenses
Organization and offering expenses	317,230	538,794
Base management fees	194,974	283,536
Total return incentive fees	308,735	308,735
Professional services	169,742	233,410
Director fees and expenses	45,210	82,280
General and administrative expenses	60,120	92,613
Custodian and accounting fees	39,520	64,433
Insurance expenses	28,077	28,077
Annual distribution and shareholder servicing fees	52	52
Other	—	317
Total operating expenses	1,163,660	1,632,247
Expense support	(144,146)	(187,358)
Net expenses	1,019,514	1,444,889
Net investment income	1,004,472	1,307,313
Net change in unrealized appreciation on investments	928,424	1,452,873
Net increase in net assets resulting from operations	$1,932,896	$2,760,186

Common stock per share information:
Net investment income per share	$0.31	$0.40
Basic and diluted earnings per share	$0.59	$0.84
Weighted average number of common shares outstanding (basic and diluted)	3,285,912	3,278,742
Distributions declared per share	$0.32	$0.41

See notes to condensed consolidated financial statements.

CNL Strategic Capital, LLC

Condensed Consolidated Statement of Changes in Net Assets
(unaudited)

For the Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
Operations:
Net investment income	$1,307,313
Net change in unrealized appreciation on investments	1,452,873
Net increase in net assets resulting from operations	2,760,186

Distributions to shareholders from:
Net investment income	(1,307,313)
Distributions in excess of net investment income (see Note 6)	(22,118)
Net decrease in net assets resulting from distributions to shareholders	(1,329,431)

Capital share transactions:
Issuance of shares of common stock through Private Placement and Public Offering	82,540,112
Issuance of shares of common stock through distribution reinvestment plan	14,858
Net increase in net assets resulting from capital share transactions	82,554,970
Total increase in net assets	83,985,725
Net assets at beginning of period	200,000
Net assets at end of period	$84,185,725

See notes to condensed consolidated financial statements.

 CNL Strategic Capital, LLC

Condensed Consolidated Statement of Cash Flows
(unaudited)

For the Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
Operating Activities:
Net increase in net assets resulting from operations	$2,760,186
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of investments, net	(74,374,339)
Net change in unrealized appreciation on investments	(1,452,873)
Amortization of deferred offering expenses	496,922
Increase in due to related parties	205,195
Increase in accrued directors’ fees and expenses	9,075
Increase in accounts payable and other accrued expenses	297,265
Increase in deferred offering expenses	(682,964)
Increase in other assets	(160,398)
Net cash used in operating activities	(72,901,931)

Financing Activities:
Proceeds from issuance of common shares	80,140,112
Distributions paid, net of distributions reinvested	(997,348)
Net cash provided by financing activities	79,142,764
Net increase in cash	6,240,833
Cash and cash equivalents, beginning of period	199,683
Cash and cash equivalents, end of period	$6,440,516

Supplemental disclosure of cash flow information and non-cash financing activities:
Distributions reinvested	$14,858

Amounts incurred but not paid (including amounts due to related parties):
Distributions payable	$317,225
Offering costs	$5,175
Non-cash contribution from Sub-Manager	$2,400,000
Non-cash purchase of investments	$(2,400,000)

As described further in Note 3. “Investments” and Note 5. “Related Party Transactions” to the condensed consolidated financial statements, the approximate $77 million purchase price to acquire the investment in the portfolio companies was partially also funded using the $2.4 million non-cash contribution from the Sub-Manager.

See notes to condensed consolidated financial statements.

CNL Strategic Capital, LLC

Condensed Consolidated Schedule of Investments
As of June 30, 2018
(unaudited)

Company (1)	Industry	Interest Rate	Maturity Date	No. Shares/Principal Amount	Cost	Fair Value
Senior Secured Loan – First Lien–18.6%
Polyform Products, Co.	Hobby Goods and Supplies	16.0%	8/7/2023	$15,700,000	$15,700,000	$15,700,000

Senior Secured Loan – Second Lien–17.8%
Lawn Doctor	Commercial and Professional Services	16.0%	8/7/2023	15,000,000	15,000,000	15,000,000
Total Senior Secured Loans					$30,700,000	$30,700,000

Equity–56.5%
Polyform Products, Co.	Hobby Goods and Supplies			10,820	$15,598,788	$15,756,212
Lawn Doctor	Commercial and Professional Services			7,746	30,475,551	31,771,000
Total Equity					$46,074,339	$47,527,212

TOTAL INVESTMENTS–92.9%					$76,774,339	$78,227,212
OTHER ASSETS IN EXCESS OF LIABILITIES–7.1%						5,958,513
NET ASSETS–100.0%						$84,185,725

(1) Security may be an obligation of one or more entities affiliated with the named company.

See notes to condensed consolidated financial statements.

CNL Strategic Capital, LLC

Notes to Financial Statements (Unaudited)

1. Principal Business and Organization

CNL Strategic Capital, LLC (the “Company”) is a limited liability company that primarily seeks to acquire and grow durable, middle-market businesses. The Company is externally managed by CNL Strategic Capital Management, LLC (the “Manager”), an entity that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The Manager is controlled by CNL Financial Group, LLC, a private investment management firm specializing in alternative investment products. The Company has engaged the Manager under a management agreement (the “Management Agreement”) pursuant to which the Manager is responsible for the overall management of the Company’s activities. The Manager has engaged Levine Leichtman Strategic Capital, LLC (the “Sub-Manager”), a registered investment advisor, under a sub-management agreement (the “Sub-Management Agreement”) pursuant to which the Sub-Manager is responsible for the day-to-day management of the Company’s assets. The Sub-Manager is an affiliate of Levine Leichtman Capital Partners, Inc.

The Company targets, for acquisition, businesses that are highly cash flow generative with annual revenues of primarily between $25 million and $500 million. The Company’s business strategy is to acquire controlling equity stakes in combination with loan positions in middle-market businesses. The Company’s business strategy seeks to provide long-term capital appreciation and current income, while protecting invested capital. In addition, and to a lesser extent, the Company intends to acquire other debt and minority equity positions, which may include acquiring debt in the secondary market as well as minority equity stakes and loan positions via co-investments with other funds managed by affiliates of the Sub-Manager. The Company expects that these positions will comprise a minority of its total assets.

The Company was formed as a Delaware limited liability company on August 9, 2016 and intends to operate its business in a manner that will permit it to avoid registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company did not commence operations until February 7, 2018, as described below. The Company offered through a private placement (the “Private Placement”) up to $85 million of Class FA limited liability company interests (the “Class FA” shares, or the “founder shares”) and up to $115 million of Class A limited liability company interests (the “Class A” shares) (one of the classes of shares that constitute non-founder shares). On February 7, 2018, the Company met the minimum offering requirement of $80 million in Class FA shares under the Private Placement, at which point the Company commenced operations, and it issued approximately 3.3 million Class FA shares at $25.00 per Class FA share resulting in gross proceeds of approximately $81.7 million. No Class A shares were sold under the Private Placement.

In October 2016, the Company confidentially submitted a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the proposed offering of shares of its limited liability company interests (the “Public Offering” and together with the Private Placement, the “Offerings”). The Registration Statement for the Public Offering was declared effective by the SEC on March 7, 2018. Through its Public Offering, the Company is offering, in any combination, four classes of shares: Class A shares, Class T shares, Class D shares and Class I shares (collectively, the “non-founder shares” and together with the Founder Shares, the “Shares”). See Note 7. “Capital Transactions” for additional information related to the Offerings.

2. Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as contained in the Financial Accounting Standards Board Accounting Standards Codification (the “Codification” or “ASC”), which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties.

Although the Company is organized and intends to conduct its business in a manner so that it is not required to register as an investment company under the Investment Company Act, its financial statements are prepared using the specialized accounting principles of ASC Topic 946 to utilize investment company accounting. The Company obtains funds through the issuance of equity interests to multiple unrelated investors, and provides such investors with investment management services. Further, the Company’s business strategy is to acquire interests in middle-market businesses to provide current income and long term capital appreciation, while protecting invested capital. Overall, the Company believes that the use of investment company accounting on a fair value basis is consistent with the management of its assets on a fair value basis, and makes the Company’s financial statements more useful to investors and other financial statement users in facilitating the evaluation of an investment in the Company as compared to other investment products in the marketplace.

Principles of Consolidation

Under ASC Topic 946, “Financial Services—Investment Companies” (“ASC Topic 946”) the Company is precluded from consolidating any entity other than another investment company or an operating company which provides substantially all of its services to benefit the Company. In accordance therewith, the Company has consolidated the results of its wholly owned subsidiaries which provide services to the Company in its condensed consolidated financial statements. However, the Company has not consolidated the results of its subsidiaries in which the Company holds debt and equity investments. All intercompany account balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash consists of demand deposits at commercial banks.

Use of Estimates

Management makes estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statement in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Valuation of Investments

ASC Topic 820 clarifies that the fair value is the price in an orderly transaction between market participants to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. ASC Topic 820 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs.

In addition, ASC Topic 820 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels of valuation hierarchy established by ASC Topic 820 are defined as follows:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets. An active market is defined as a market in which transactions for the asset or liability occur with sufficient pricing information on an ongoing basis. Publicly listed equity and debt securities and listed derivatives that are traded on major securities exchanges and publicly traded equity options are generally valued using Level 1 inputs. If a price for a Level 1 asset cannot be determined based upon this established process, it shall then be valued as a Level 2 or Level 3 asset.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include the following: (i) quoted prices for similar assets in active markets; (ii) quoted prices for identical or similar assets in markets that are not active; (iii) inputs that are derived principally from or corroborated by observable market data by correlation or other means; and (iv) inputs other than quoted prices that are observable for the assets. Fixed income and derivative assets, where there is an observable secondary trading market and through which pricing inputs are available through pricing services or broker quotes, are generally valued using Level 2 inputs. If a price for a Level 2 asset cannot be determined based upon this established process, it shall then be valued as a Level 3 asset.

Level 3 – Unobservable inputs for the asset or liability being valued. Unobservable inputs will be used to measure fair value to the extent that observable inputs are not available and such inputs will be based on the best information available in the circumstances, which under certain circumstances might include the Manager’s or the Sub-Manager’s own data. Level 3 inputs may include, but are not limited to, capitalization and discount rates and earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The information may also include pricing information or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. Certain assets may be valued based upon estimated value of underlying collateral and include adjustments deemed necessary for estimates of costs to obtain control and liquidate available collateral. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence. Debt and equity investments in private companies or assets valued using the market or income approach are generally valued using Level 3 inputs.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls will be determined based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each asset.

The Company’s board of directors is responsible for determining in good faith the fair value of the Company’s investments in accordance with the valuation policy and procedures approved by the board of directors, based on, among other factors, the input of the Manager, the Sub-Manager, its audit committee, and the independent third-party valuation firm. The determination of the fair value of the Company’s assets requires judgment, especially with respect to assets for which market prices are not available. For most of the Company’s assets, market prices will not be available. Due to the inherent uncertainty of determining the fair value of assets that do not have a readily available market value, the fair value of the assets may differ significantly from the values that would have been used had a readily available market value existed for such assets, and the differences could be material. Because the calculation of the Company’s net asset value is based, in part, on the fair value of its assets, the Company’s calculation of net asset value is subjective and could be adversely affected if the determinations regarding the fair value of its assets were materially higher than the values that the Company ultimately realizes upon the disposal of such assets. Furthermore, through the valuation process, the Company’s board of directors may determine that the fair value of the Company’s assets differs materially from the values that were provided by the independent valuation firm.

The Company may also look to private merger and acquisition statistics, public trading multiples adjusted for illiquidity and other factors, valuations implied by third-party investments in the businesses or industry practices in determining fair value. The Company may also consider the size and scope of a business and its specific strengths and weaknesses, as well as any other factors it deems relevant in assessing the value.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation on Investments

The Company will measure realized gains or losses as the difference between the net proceeds from the sale, repayment, or disposal of an asset and the adjusted cost basis of the asset, without regard to unrealized appreciation or depreciation previously recognized. Net change in unrealized appreciation or depreciation will reflect the change in asset values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Income Recognition

Interest Income – Interest income is recorded on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest on loans and debt securities for accounting purposes if it has reason to doubt its ability to collect such interest.

The Company places loans on non-accrual status when principal and interest are past due 90 days or more or when there is a reasonable doubt that the Company will collect principal or interest. Accrued interest is generally reversed when a loan is placed on non-accrual. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual loans are generally restored to accrual status when past due principal and interest amounts are paid and, in management’s judgment, are likely to remain current.

Dividend Income – Dividend income is recorded on the record date for privately issued securities, but excludes any portion of dividends that are treated as a return of capital. Each distribution received from an equity investment is evaluated to determine if the distribution should be recorded as dividend income or a return of capital. Generally, the Company will not record distributions from equity investments as dividend income unless there is sufficient current or accumulated earnings prior to the distribution. Distributions that are classified as a return of capital are recorded as a reduction in the cost basis of the investment.

Paid in Capital – The Company records the proceeds from the sale of its common shares on a net basis to (i) capital stock and (ii) paid in capital in excess of par value, excluding upfront selling commissions and dealer manager fees.

Organization and Offering Expenses

Organization expenses are expensed on the Company’s statements of operations as incurred. Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to the Offerings, are capitalized on the Company’s statements of assets and liabilities as deferred offering expenses and expensed to the Company’s statements of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager.

Annual Distribution and Shareholder Servicing Fees

Under the Public Offering, the Company pays annual distribution and shareholder servicing fees with respect to its Class T and Class D shares, as described further below in Note 5. “Related Party Transactions.” The Company records the annual distribution and shareholder servicing fees, which accrue daily, in its statements of operations as they are incurred.

Allocation of Profit and Loss

Class-specific expenses, including base management fees, total return incentive fees, organization and offering expenses, annual distribution and shareholder servicing fees, expense support and certain transfer agent fees, are allocated to each share class of common shares in accordance with how such fees are attributable to the particular share classes, as determined by the Company’s board of directors, the Company’s governing agreements and, in certain cases, expenses which are specifically identifiable to a specific share class.

Income and expenses which are not class-specific are allocated monthly pro rata among the share classes based on shares outstanding as of the end of the month.

Earnings per Share and Net Investment Income per Share

Earnings per share and net investment income per share are calculated for each share class of common shares based upon the weighted average number of common shares outstanding during the reporting period.

Distributions

In March 2018, the Company’s board of directors began to declare cash distributions to shareholders based on weekly record dates and such distributions are expected to be paid on a monthly basis. Distributions are made on all classes of the Company’s shares at the same time.

U.S. Federal Income Taxes

The Company expects that it will operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. Generally, the Company will not be taxable as a corporation if 90% or more of its gross income for each taxable year consists of “qualifying income” (generally, interest (other than interest generated from a financial business), dividends, real property rents, gain from the sale of assets that produce qualifying income and certain other items) and the Company is not required to register under the Investment Company Act (the “qualifying income exception”).

3. Investments

In October 2017, the Company entered into a merger agreement with LD Merger Sub, Inc., a wholly owned subsidiary of the Company, and LD Parent, Inc., the parent company of Lawn Doctor, Inc., (“Lawn Doctor”). The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the amended merger agreement and an exchange agreement between the Company and the Leichtman-Levine Living Trust, an affiliate of the Sub-Manager (the “Exchange Agreement”), the Company acquired an approximately 63.9% equity interest in Lawn Doctor from an affiliate of the Sub-Manager, through an investment consisting of common equity and a debt investment in the form of a secured second lien loan to Lawn Doctor. After the closing of the merger, the consummation of the equity contribution pursuant to the Exchange Agreement and subsequent purchases of common equity in Lawn Doctor by certain members of Lawn Doctor’s senior management team, the Company owns approximately 62.9% of the outstanding equity in Lawn Doctor. As of June 30, 2018, the cost basis of the Company’s investments in Lawn Doctor was approximately $30.5 million of common equity and $15.0 million of a debt investment.

In October 2017, the Company entered into a merger agreement with PFHI Merger Sub, Inc., a wholly owned subsidiary of the Company, and Polyform Holdings, Inc. (“Polyform”). The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement, the Company acquired an approximately 87.1% equity interest in Polyform from an affiliate of the Sub-Manager, through an investment consisting of common equity and a debt investment in the form of a first lien secured term loan to Polyform. As of June 30, 2018, the cost basis of the Company’s investments in Polyform, after purchase price adjustments, was approximately $15.6 million of common equity and $15.7 million of a debt investment.

The debt investments in the form of a secured second lien loan to Lawn Doctor and in the form of a first lien secured term loan to Polyform, as described above, accrue interest at a per annum rate of 16%. Each loan will mature in August 2023. The note purchase agreements contain customary covenants and events of default.

As of June 30, 2018, the Company’s investment portfolio is summarized as follows:

	As of June 30, 2018
Asset Category	Cost	Fair Value	Fair Value Percentage of Investment Portfolio	Fair Value Percentage of Net Assets
Senior debt
Senior secured debt - first lien	$15,700,000	$15,700,000	20.0%	18.6%
Senior secured debt - second lien	15,000,000	15,000,000	19.2	17.8
Total senior debt	30,700,000	30,700,000	39.2	36.4
Equity	46,074,339	47,527,212	60.8	56.5
Total investments	$76,774,339	$78,227,212	100.0%	92.9%

As of June 30, 2018, none of the Company’s debt investments were on non-accrual status.

The industry and geographic dispersion of the Company’s investment portfolio as a percentage of total fair value of the Company’s investments as of June 30, 2018 were as follows:

Industry	As of June 30, 2018
Hobby Goods and Supplies	40.2%
Commercial and Professional Services	59.8%
Total	100.0%

Geographic Dispersion(1)	As of June 30, 2018
United States	100.0%
Total	100.0%

(1)	The geographic dispersion is determined by the portfolio company’s country of domicile or the jurisdiction of the security’s issuer.

All investment positions held at June 30, 2018 were denominated in U.S. dollars.

Summarized Operating Data

The following tables present unaudited summarized operating data for Lawn Doctor and Polyform (the “initial businesses”) for the three months ended June 30, 2018 and for the period from February 7, 2018 (the date the Company acquired the initial businesses) to June 30, 2018, and unaudited summarized balance sheet data as of June 30, 2018:

Lawn Doctor

Summarized Operating Data (Unaudited)	Three Months Ended June 30, 2018	Period February 7, 2018(1) through June 30, 2018
Revenues	$5,020,688	$8,139,436
Expenses	(4,258,181)	(7,522,670)
Income before taxes	762,507	616,766
Income tax expense	(57,200)	(46,267)
Net income including non-controlling interest	705,307	570,499
Net loss attributable to non-controlling interest	22,438	22,438
Net income	$727,745	$592,937

Summarized Balance Sheet Data (Unaudited)	As of June 30, 2018
Current assets	$6,225,728
Non-current assets	$90,652,372
Current liabilities	$3,056,871
Non-current liabilities	$49,306,284
Non-controlling interest	$7,562
Stockholders’ equity	$44,507,383

Polyform

Summarized Operating Data (Unaudited)	Three Months Ended June 30, 2018	Period February 7, 2018(1) through June 30, 2018
Revenues	$4,064,855	$6,482,448
Expenses	(4,315,901)	(7,310,524)
Net loss before taxes	(251,046)	(828,076)
Income tax benefit	(72,000)	(146,000)
Net loss	$(179,046)	$(682,076)

Summarized Balance Sheet Data (Unaudited)	As of June 30, 2018
Current assets	$5,740,579
Non-current assets	$30,688,165
Current liabilities	$1,013,149
Non-current liabilities	$18,543,625
Stockholders’ equity	$16,871,970

 (1) February 7, 2018 is the date the Company acquired the portfolio companies.

4. Fair Value of Financial Instruments

The Company’s investments were categorized in the fair value hierarchy described in Note 2. “Significant Accounting Policies”, as follows as of June 30, 2018:

	As of June 30, 2018
Description	Level 1	Level 2	Level 3	Total
Senior debt	$—	$—	$30,700,000	$30,700,000
Equity	—	—	47,527,212	47,527,212
Total investments	$—	$—	$78,227,212	$78,227,212

There were no transfers between Level 1, Level 2 or Level 3 during the period from February 7, 2018 (commencement of operations) through June 30, 2018.

The ranges of unobservable inputs used in the fair value measurement of the Company’s Level 3 investments as of June 30, 2018 were as follows:

June 30, 2018
Asset Group	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)(1)	Impact to Valuation from an Increase in Input (2)
Senior Debt	$30,700,000	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	10.5% - 13.5% (11.5%) 7.5x – 12.0x (10.5x) 8.0x – 12.0x (10.7x)	Decrease Increase Increase
Equity	47,527,212	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	10.5% - 13.5% (11.5%) 7.5x – 12.0x (10.5x) 8.0x – 12.0x (10.7x)	Decrease Increase Increase
Total	$78,227,212

(1)	Discount rates are relative to the enterprise value of the portfolio companies and are not the market yields on the associated debt investments. Weighted average amounts are based on the estimated fair values.
(2)	This column represents the directional change in the fair value of the Level 3 investments that would result from an increase to the corresponding unobservable input. A decrease to the input would have the opposite effect. Significant changes in these inputs in isolation could result in significantly higher or lower fair value measurements.

The preceding table represents the significant unobservable inputs as they relate to the Company’s determination of fair values for its investments categorized within Level 3 as of June 30, 2018. In addition to the techniques and inputs noted in the table above, according to the Company’s valuation policy, the Company may also use other valuation techniques and methodologies when determining the fair value estimates for the Company’s investments. Any significant increases or decreases in the unobservable inputs would result in significant increases or decreases in the fair value of the Company’s investments.

Investments that do not have a readily available market value are valued utilizing a market approach, an income approach (i.e. discounted cash flow approach), a transaction approach, or a combination of such approaches, as appropriate. The market comparables approach uses prices, including third party indicative broker quotes, and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The transaction approach uses pricing indications derived from recent precedent merger and acquisition transactions involving comparable target companies. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) that are discounted based on a required or expected discount rate to derive a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors the Company may take into account to determine the fair value of its investments include, as relevant: available current market data, including an assessment of the credit quality of the security’s issuer, relevant and applicable market trading and transaction comparables, applicable market yields and multiples, illiquidity discounts, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, data derived from merger and acquisition activities for comparable companies, and enterprise values, among other factors.

The following tables provide reconciliations of investments for which Level 3 inputs were used in determining fair value for the three months ended June 30, 2018 and for the period from February 7, 2018 (commencement of operations) through June 30, 2018:

	Three Months Ended June 30, 2018
	Senior Debt	Equity	Total
Fair value balance as of April 1, 2018	$30,700,000	$46,756,212	$77,456,212
Additions/(reductions), net(1)	—	(157,424)	(157,424)
Net change in unrealized appreciation(2)	—	928,424	928,424
Fair value balance as of June 30, 2018	30,700,000	47,527,212	78,227,212
Change in net unrealized appreciation in investments held as of June 30, 2018(2)	—	928,424	928,424

	Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
	Senior Debt	Equity	Total
Fair value balance as of February 7, 2018	$—	$—	$—
Additions/(reductions), net(1)	30,700,000	46,074,339	76,774,339
Net change in unrealized appreciation(2)	$—	$1,452,873	$1,452,873
Fair value balance as of June 30, 2018	$30,700,000	$47,527,212	$78,227,212
Change in net unrealized appreciation in investments held as of June 30, 2018(2)	—	1,452,873	1,452,873

(1)	During the three months ended June 30, 2018 and the period from February 7, 2018 through June 30, 2018, the Company recorded a reduction in the cost basis of its equity investment in Polyform as a result of a purchase price true-up adjustment described in Note 3. “Investments.”
(2)	Included in net change in unrealized appreciation on investments in the consolidated statements of operations.

All realized and unrealized gains and losses are included in earnings and are reported as separate line items within the Company’s statements of operations.

5. Related Party Transactions

As of December 31, 2017, the Company had issued 4,000 shares of the Company’s Class FA shares, to each of the Manager and Sub-Manager, for an aggregate purchase price of $0.2 million (total of 8,000 Class FA shares). No selling commissions or placement agent fees were paid in connection with the issuances.

On February 7, 2018, the Company commenced operations when it met the minimum offering requirement of $80.0 million in Class FA shares under its Private Placement. The $81.7 million in gross proceeds included a cash capital contribution of $2.4 million from the Manager in exchange for 96,000 Class FA shares and a cash capital contribution of $9.5 million from CNL Strategic Capital Investment, LLC, which is indirectly controlled by James M. Seneff, Jr., the chairman of the Company, in exchange for 380,000 Class FA shares. The $81.7 million also included 96,000 Class FA shares received in exchange for $2.4 million of non-cash consideration in the form of equity interests in Lawn Doctor received from an affiliate of the Sub-Manager pursuant to the Exchange Agreement. The $81.7 million in gross proceeds also included a cash capital contribution of approximately $0.4 million in exchange for 15,000 Class FA shares, from other individuals affiliated with the Manager.

Individuals and entities affiliated with the Manager and Sub-Manager received distributions from the Company of approximately $0.2 million during the three months ended June 30, 2018 and during the period from February 7, 2018 (commencement of operations) to June 30, 2018.

The Manager and Sub-Manager, along with certain affiliates of the Manager or Sub-Manager, will receive fees and compensation in connection with the Private Placement and Public Offering as well as the acquisition, management and sale of the assets of the Company, as follows:

Placement Agent/Dealer Manager

Commissions — Under the Private Placement, there was no selling commission for the sale of Class FA shares. Under the Public Offering, the Company will pay CNL Securities Corp. (the “Managing Dealer” in connection with the Public Offering and the “Placement Agent” in connection with the Private Placement), an affiliate of the Manager, a selling commission up to 6.00% of the sale price for each Class A share and 3.00% of the sale price for each Class T share sold in the Public Offering (excluding sales pursuant to the Company’s distribution reinvestment plan). The Managing Dealer may reallow all or a portion of the selling commissions to participating broker-dealers.

Placement Agent/Dealer Manager Fee — Under the Private Placement, there was no placement agent fee for the sale of Class FA shares. Under the Public Offering, the Company will pay the Managing Dealer a dealer manager fee of 2.50% of the price of each Class A share and 1.75% of the price of each Class T share sold in the Public Offering (excluding sales pursuant to the Company’s distribution reinvestment plan). The Managing Dealer may reallow all or a portion of such dealer manager fees to participating broker-dealers.

Annual Distribution and Shareholder Servicing Fee — Under the Public Offering, beginning in May 2018, the Company began paying the Managing Dealer an annual distribution and shareholder servicing fee, subject to certain limits, with respect to its Class T and Class D shares (excluding Class T Shares and Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% and 0.50%, respectively, of its current net asset value per share, as disclosed in its periodic or current reports, payable on a monthly basis. The annual distribution and shareholder servicing fee will accrue daily and be paid monthly in arrears. The Managing Dealer may reallow all or a portion of the annual distribution and shareholder servicing fee to the broker-dealer who sold the Class T or Class D shares or, if applicable, to a servicing broker-dealer of the Class T or Class D shares or a fund supermarket platform featuring Class D shares, so long as the broker-dealer or financial intermediary has entered into a contractual agreement with the Managing Dealer that provides for such reallowance. The annual distribution and shareholder servicing fees is an ongoing fee that will be allocated among all Class T and Class D shares, respectively, and will not be paid at the time of purchase.

Manager and/or Sub-Manager

Organization and Offering Costs — Under each of the Private Placement and Public Offering, the Company will reimburse the Manager and its Sub-Manager, along with their respective affiliates, for the organization and offering costs (other than selling commissions and placement agent fees) they have incurred on the Company’s behalf only to the extent that such expenses do not exceed (A) 1.0% of the cumulative gross proceeds from the Private Placement and (B) 1.5% of the cumulative gross proceeds from the Public Offering. As of June 30, 2018, the Company had incurred an obligation to reimburse the Manager and Sub-Manager for approximately $0.7 million in organization and offering costs based on actual amounts raised through its Offerings, of which $0.01 million was payable as of June 30, 2018. The Manager and the Sub-Manager have incurred additional organization and offering costs of approximately $3.6 million on behalf of the Company in connection with the Public Offering (exceeding the 1.5% limitation) as of June 30, 2018. These costs will be recognized by the Company in future periods as the Company receives future offering proceeds from its Public Offering to the extent such costs are within the 1.5% limitation.

Base Management Fee to Manager and Sub-Manager — The Company will pay each of the Manager and the Sub-Manager 50% of the total base management fee for their services under the Management Agreement and the Sub-Management Agreement, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement described below. The base management fee will be calculated for each share class at an annual rate of (i) for the non-founder shares of a particular class, 2% of the product of (x) the Company’s average gross assets and (y) the ratio of non-founder share Average Adjusted Capital (as defined below), for a particular class to total Average Adjusted Capital and (ii) for the founder shares, 1% of the product of (x) the Company’s average gross assets and (y) the ratio of outstanding founder share Average Adjusted Capital to total Average Adjusted Capital, in each case excluding cash, and will be payable monthly in arrears. The management fee for a certain month is calculated based on the average value of the Company’s gross assets at the end of that month and the immediately preceding calendar month. The determination of gross assets will reflect changes in the fair market value of the Company’s assets, which will not necessarily equal their notional value, reflecting both realized and unrealized capital appreciation or depreciation. Average Adjusted Capital of an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable month. The base management fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement described below. For purposes of this calculation, “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable quarter. “Adjusted Capital” is defined as cumulative proceeds generated from sales of our shares of a particular share class (including proceeds from the sale of shares pursuant to the distribution reinvestment plan, if any), net of sales load (upfront selling commissions and dealer manager fees), if any, reduced for the full amounts paid for share repurchases pursuant to any share repurchase program, if any, for such class.

Total Return Incentive Fee on Income to the Manager and Sub-Manager — The Company will also pay each of the Manager and the Sub-Manager 50% of the total return incentive fee for their services under the Management Agreement and the Sub-Management Agreement. The total return incentive fee will be based on the Total Return to Shareholders (as defined below) for each share class in any calendar year, payable annually in arrears. The Company will accrue (but not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and will perform a final reconciliation and make required payments at completion of each calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement described below. For purposes of this calculation, “Total Return to Shareholders” for any calendar quarter is calculated for each share class as the change in the net asset value for such share class plus total distributions for such share class calculated based on the Average Adjusted Capital for such class as of such calendar quarter end. The terms “Total Return to Non-founder Shareholders” and “Total Return to Founder Shareholders” means the Total Return to Shareholders specifically attributable to each particular share class of non-founder shares or founder shares, as applicable.

The total return incentive fee for each share class will be calculated as follows:

•	No total return incentive fee will be payable in any calendar year in which the annual Total Return to Shareholders of a particular share class does not exceed 7% (the “Annual Preferred Return”).
•	As it relates to the non-founder shares, all of the Total Return to Shareholders with respect to each particular share class of non-founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 8.75%, or the “non-founder breakpoint,” in any calendar year, will be payable to the Manager (“Non-founder Catch Up”). The Non-Founder Catch Up is intended to provide an incentive fee of 20% of the Total Return to Non-founder Shareholders of a particular share class once the Total Return to Non-founder Shareholders of a particular class exceeds 8.75% in any calendar year.
•	As it relates to founder shares, all of the Total Return to Founder Shareholders, if any, that exceeds the annual preferred return, but is less than or equal to 7.777%, or the “founder breakpoint,” in any calendar year, will be payable to the Manager (“Founder Catch Up”). The Founder Catch Up is intended to provide an incentive fee of 10% of the Total Return to Founder Shareholders once the Total Return to Founder Shareholders exceeds 7.777% in any calendar year.
•	For any quarter in which the Total Return to Shareholders of a particular share class exceeds the relevant breakpoint, the total return incentive fee of a particular share class shall equal, for non-founder shares, 20% of the Total Return to Non-founder Shareholders of a particular class, and for founder shares, 10% of the Total Return to Founder Shareholders, in each case because the annual preferred and relevant catch ups will have been achieved.
•	For purposes of calculating the Total Return to Shareholders, the change in the Company’s net asset value is subject to a High Water Mark. The “High Water Mark” is equal to the highest year-end net asset value, for each share class of the Company since inception, adjusted for any special distributions resulting from the sale of the Company’s assets, provided such adjustment is approved by the Company’s board of directors. If, as of each calendar year end, the Company’s net asset value for the applicable share class is (A) above the High Water Mark, then, for such calendar year, the Total Return to Shareholders calculation will include the increase in the Company’s net asset value for such share class in excess of the High Water Mark, and (B) if the Company’s net asset value for the applicable share class is below the High Water Mark, for such calendar year, (i) any increase in the Company’s per share net asset value will be disregarded in the calculation of Total Return to Shareholders for such share class while (ii) any decrease in the Company’s per share net asset value will be included the calculation of Total Return to Shareholders for such share class. For the year ending December 31, 2018, the High Water Mark will be $24.75.

For purposes of this calculation, “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable quarter. The annual preferred return of 7% and the relevant breakpoints of 8.75% and 7.777%, respectively, are also adjusted for the actual number of days in each calendar year, measured as of each calendar quarter end.

The Company incurred total return incentive fees of approximately $0.3 million during three months ended June 30, 2018 and the period from February 7, 2018 (commencement of operations) to June 30, 2018, all of which was payable as of June 30, 2018. The total return incentive fee is payable annually in arrears subject to a final calculation at the completion of each calendar year.

Reimbursement to Manager and Sub-Manager for Operating Expenses — The Company will reimburse the Manager and the Sub-Manager and their respective affiliates for certain operating costs and expenses of third parties incurred in connection with their provision of services to the Company, including fees, costs, expenses, liabilities and obligations relating to the Company’s activities, acquisitions, dispositions, financings and business, subject to the terms of the Company’s limited liability company agreement, the Management Agreement, the Sub-Management Agreement and the Expense Support and Conditional Reimbursement Agreement (as defined below). The Company will not reimburse the Manager and Sub-Manager for administrative services performed by the Manager or Sub-Manager for the benefit of the Company.

Expense Support and Conditional Reimbursement Agreement — The Company entered into an expense support and conditional reimbursement agreement with the Manager and the Sub-Manager (the “Expense Support and Conditional Reimbursement Agreement”), which became effective on February 7, 2018, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that the Company’s annual regular cash distributions exceed its annual net income (with certain adjustments). The amount of such expense support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of the Company’s distribution reinvestment plan) to shareholders minus (b) the available operating funds, as defined in the Expense Support and Conditional Reimbursement Agreement (the “Expense Support”). The Expense Support amount will be borne equally by the Manager and the Sub-Manager and will be calculated as of the last business day of the calendar year. Beginning on February 7, 2018 and continuing until the Expense Support and Conditional Reimbursement Agreement is terminated, the Manager and Sub-Manager shall equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable, to the Manager or the Sub-Manager.

If, on the last business day of the calendar year, the annual (calendar year) year-to-date available operating funds exceeds the sum of the annual (calendar year) year-to-date distributions paid per share class (the “Excess Operating Funds”), the Company will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to certain conditions (the “Conditional Reimbursements”) as described further in the Expense Support and Conditional Reimbursement Agreement. The Company’s obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement.

Related party fees and expenses incurred during the three months ended June 30, 2018 and the period from February 7, 2018 (commencement of operations) through June 30, 2018 are summarized below:

Related Party	Source Agreement & Description	Three Months Ended June 30, 2018	Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
Manager and Sub-Manager	Management Agreement and Sub-Management Agreement:
	Organization and offering reimbursement(1)	$18,107	$725,153
	Base management fees(1)	194,974	283,536
	Total return incentive fees(1)	308,735	308,735

Manager and Sub-Manager	Expense Support and Conditional Reimbursement Agreement: Expense support	(144,146)	(187,358)

Manager	Administrative Services Agreement: Reimbursement of third-party operating expenses(1)	23,657	43,551

Managing Dealer	Managing Dealer Agreement: Annual distribution and shareholder servicing fees	52	52
	Commissions	4,350	4,350
	Dealer Manager Fees	2,038	2,038

(1)	Expenses subject to Expense Support.

The following table presents amounts due from (to) related parties as of June 30, 2018:

Due from related parties:
Expense Support	$187,358
Total due from related parties	187,358

Due to related parties:
Organization and offering expenses	(5,175)
Base management fees	(64,812)
Total return incentive fee	(308,735)
Reimbursement of third-party operating expenses	(13,784)
Annual distribution and shareholder servicing fees	(47)
Total due to related parties	(392,553)
Net due to related parties	$(205,195)

There were no amounts due from (to) related parties as of December 31, 2017 because the Company had not raised the minimum amount to commence operations.

Other Related Party Transactions

Prior to the Company’s acquisition of Lawn Doctor and Polyform as described in Note 3. “Investments,” Lawn Doctor and Polyform were majority owned by an affiliate of the Sub-Manager.

6. Distributions

The total and the sources of declared distributions on a GAAP basis for the period from February 7, 2018 (commencement of operations) to June 30, 2018 are presented in the tables below.

	For the Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
	Class FA
	Per Share	Amount	Allocation
Total Declared Distributions	$0.40	$1,323,527	100.0%
From net investment income (including expense support of $177,308)	0.39	1,302,870	98.4
Distributions in excess of net investment income	0.01	20,657	1.6

	Class A
	Per Share	Amount	Allocation
Total Declared Distributions	$0.05	$126	100.0%
From net investment income (including expense support of $978)	0.02	44	34.9
Distributions in excess of net investment income	0.03	82	65.1

	Class T
	Per Share	Amount	Allocation
Total Declared Distributions	$0.08	$149	100.0%
From net investment income (including expense support of $486)	0.06	108	72.5
Distributions in excess of net investment income	0.02	41	27.5

	Class D
	Per Share	Amount	Allocation
Total Declared Distributions	$0.02	$146	100.0%
Distributions in excess of net investment income (including expense support of $783)	0.02	146	100.0

	Class I
	Per Share	Amount	Allocation
Total Declared Distributions	$0.16	$5,483	100.0%
From net investment income (including expense support of $7,803)	0.13	4,291	78.3
Distributions in excess of net investment income	0.03	1,192	21.7

The following table reflects the total distributions declared during the period from February 7, 2018 (commencement of operations) through June 30, 2018:

Distribution Period(1)	Cash Distributions Declared	Distributions Reinvested	Cash Distributions Net of Distributions Reinvested
First Quarter 2018 (4 record dates)	$302,841	$2,299	$300,542
Second Quarter 2018 (13 record dates)(2)	1,026,590	19,767	1,006,823
	$1,329,431	$22,066	$1,307,365
(1)	Declared distributions per share for each share class were:
Record Date Period	Class FA	Class A	Class T	Class D	Class I
March 7, 2018	$0.020604	$0.020604	$0.016484	$0.018544	$0.020604
March 13, 2018 - June 26, 2018	0.024038	0.024038	0.019231	0.021635	0.024038
(2)	Distributions declared for the four record dates in June 2018 were paid in July 2018.

In June 2018, the Company’s board of directors declared cash distributions on the outstanding shares of all classes of common shares based on weekly record dates for the time period beginning July 3, 2018 through and including September 28, 2018, of $0.024038 per share for Class FA shares, $0.024038 per share for Class A shares, $0.019231 per share for Class T shares, $0.021635 per share for Class D shares and $0.024038 per share for Class I shares.

7. Capital Transactions

As of December 31, 2017, the Company had issued 4,000 shares of the Company’s Class FA shares, to each of the Manager and Sub-Manager, for an aggregate purchase price of $200,000 (total of 8,000 Class FA shares). No selling commissions or placement agent fees were paid in connection with the issuances.

On February 7, 2018, the Company commenced operations when it met the minimum offering requirement of $80.0 million in Class FA shares under its Private Placement and issued approximately 3.3 million shares of Class FA shares for aggregate gross proceeds of $81.7 million. The Company did not incur any selling commissions or placement agent fees from the sale of the approximately 3.3 million Class FA shares sold under the terms of the Private Placement. See Note 5. “Related Party Transactions” for additional information on shares issued to the Manager, Sub-Manager and their affiliates.

Private Placement

The Company offered through the Private Placement up to $85.0 million of Class FA shares and up to $115.0 million of Class A shares on a best efforts basis, which meant that the Placement Agent, used its best efforts but was not required to sell any specific amount of shares. On February 7, 2018, the Company met the minimum offering requirement of $80.0 million in Class FA shares under the Private Placement and the Company issued approximately 3.3 million Class FA shares at $25.00 per Class FA share resulting in gross proceeds of approximately $81.7 million. No Class A shares were sold under the Private Placement. There was no selling commission or Placement Agent fee for the sale of Class FA shares. The Class FA shares and Class A shares in the Private Placement were offered for sale only to persons that were “accredited investors,” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

Public Offering

Once the Registration Statement became effective on March 7, 2018, the Company began offering up to $1,000,000,000 of Shares, on a best efforts basis, which means that CNL Securities Corp., as the Managing Dealer of the Public Offering, will use its best efforts but is not required to sell any specific amount of Shares. The Company is offering, in any combination, four classes of Shares in the Public Offering: Class A shares, Class T shares, Class D shares and Class I shares. The initial minimum permitted purchase amount is $5,000 in Shares. The initial per share Public Offering price was $27.32 per Class A share, $26.25 per Class T share, $25.00 per Class D share and $25.00 per Class I share. There are differing selling fees and commissions for each class. The Company will also pay annual distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Public Offering (excluding sales pursuant to the Company’s distribution reinvestment plan). The Public Offering price, selling commissions and dealer manager fees per share class are determined monthly as approved by the Company’s board of directors. As of June 30, 2018, the Public Offering price was $27.41 per Class A share, $26.43 per Class T share, $25.26 per Class D share and $25.23 per Class I share. See Note 10. “Subsequent Events” for information on changes to the Public Offering price, selling commissions and dealer manager fees per share class.

The Company is also offering, in any combination, up to $100,000,000 of Class A shares, Class T shares, Class D shares and Class I shares to be issued pursuant to its distribution reinvestment plan. The Public Offering had a minimum offering requirement of $2 million in Shares under the Private Placement or the Public Offering. As of February 7, 2018, the Company had met the minimum offering requirement of $80.0 million in Class FA shares under the Private Placement. See Note 10. “Subsequent Events” for information related to the Public Offering.

The following table summarizes the total shares issued and proceeds received by share class in connection with the Offerings for the period ended June 30, 2018:

	For the Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
	Proceeds from Offering				Distributions Reinvested		Total
	Shares Issued	Gross Proceeds	Up-front Selling Commission and Dealer Manager Fees(1)	Net Proceeds to Company	Shares	Proceeds to Company	Shares	Net Proceeds to Company	Average Net Proceeds per Share
Class FA shares	3,258,260	$81,456,500	$—	$81,456,500	—	$—	3,258,260	$81,456,500	$25.00
Class A shares	1,824	50,000	(4,250)	45,750	582	14,620	2,406	60,370	25.09
Class T shares	1,704	45,000	(2,138)	42,862	—	—	1,704	42,862	25.15
Class D shares	6,730	170,000	—	170,000	—	—	6,730	170,000	25.26
Class I shares	32,812	825,000	—	825,000	9	238	32,821	825,238	25.14
	3,301,330	$82,546,500	$(6,388)	$82,540,112	591	$14,858	3,301,921	$82,554,970	$25.00

(1)	The Company did not incur any selling commissions or placement agent fees from the sale of the approximately 3.3 million Class FA shares sold under the terms of the Private Placement. The Company incurs selling commissions and dealer manager fees on the sale of Class A and Class T shares sold through its Public Offering. See Note 5. “Related Party Transactions” for additional information regarding up-front selling commissions and dealer manager fees.

8. Commitment & Contingencies

See Note 5. “Related Party Transactions” for information on contingent amounts due to the Manager and Sub-Manager for the reimbursement of organization and offering costs under the Public Offering.

-F-21

9. Financial Highlights

The following is a schedule of financial highlights of the Company attributed to each class of shares for the period from February 7, 2018 (commencement of operations) through June 30, 2018.

	Period from February 7, 2018 (Commencement of Operations) to June 30, 2018
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares
OPERATING PERFORMANCE PER SHARE
Net Asset Value, Beginning of Period(1)	$25.00	$25.00	$25.16	$25.26	$25.00
Net investment income (loss), before expense support(2)	0.34	(0.39)	(0.22)	(0.12)	(0.11)
Expense support(2)	0.05	0.41	0.28	0.12	0.24
Net investment income(2)	0.39	0.02	0.06	—	0.13
Net realized and unrealized gains(2)	0.44	0.18	0.28	0.17	0.26
Net increase resulting from investment operations	0.83	0.20	0.34	0.17	0.39
Distributions to shareholders(3)	(0.40)	(0.05)	(0.08)	(0.02)	(0.16)
Net decrease resulting from distributions to shareholders	(0.40)	(0.05)	(0.08)	(0.02)	(0.16)
Other(4)	—	0.22	—	—	0.17

Net Asset Value, End of Period	$25.43	$25.37	$25.42	$25.41	$25.40
Net assets, end of period	$83,076,581	$61,052	$43,307	$171,018	$833,767
Average net assets(5)	$82,088,518	$10,152	$40,449	$170,204	$517,198
Shares outstanding, end of period	3,266,260	2,406	1,704	6,730	32,821
Total investment return based on net asset value before total return incentive fee(6)	3.73%	2.70%	1.75%	0.86%	2.52%
Total investment return based on net asset value after total return incentive fee(6)	3.36%	2.37%	1.41%	0.68%	2.10%

RATIOS/SUPPLEMENTAL DATA (not annualized):
Ratios to average net assets:(5)(7)
Total operating expenses before total return incentive fee and expense support	1.58%	16.17%	2.61%	1.70%	3.35%
Total operating expenses before expense support	1.96%	18.14%	2.98%	1.87%	4.03%
Total operating expenses after expense support	1.74%	8.50%	1.78%	1.41%	2.52%
Net investment income before total return incentive fee(8)	1.74%	0.43%	0.27%	(0.01%)	0.83%
Net investment income	1.59%	0.43%	0.27%	(0.01%)	0.83%
Portfolio turnover rate	—%	—%	—%	—%	—%

(1)	The net asset value as of the beginning of the period is based on the price of shares sold, net of any sales load, to the initial investor of each respective share class. All Class FA shares were sold at the same per share amount. The first investors for Class A, Class T, Class D and Class I shares purchased their shares in April 2018, May 2018, June 2018 and April 2018, respectively.
(2)	The per share amounts presented are based on shares outstanding from the later of (1) February 7, 2018 (commencement of operations) or (2) the date of the first investor for the respective share class, through the period presented.
(3)	See Note 6. “Distributions” for further information on the sources of distributions.
(4)	Represents the impact of shares sold at a price other than the net asset value.
(5)	The computation of average net assets during the period is based on net assets measured at each month end, adjusted for capital contributions or withdrawals during the month.

(6)	Total investment return is calculated for each share class as the change in the net asset value for such share class plus total distributions for such share class calculated based on the Average Adjusted Capital for such class for the period presented. The Average Adjusted Capital for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable period. Since there is no public market for the Company’s shares, terminal market value per share is assumed to be equal to net asset value per share on the last day of the period presented. The Company’s performance changes over time and currently may be different than that shown above. Past performance is no guarantee of future results. Investment performance is presented without regard to sales load that may be incurred by shareholders in the purchase of the Company’s shares.
(7)	Actual results may not be indicative of future results. Additionally, an individual investor’s ratios may vary from the ratios presented for a share class a whole.
(8)	Amounts represent net investment income before total return incentive fee and related expense support as a percentage of average net assets. For the period February 7, 2018 through June 30, 2018, all of the total return incentive fees for the Class A, Class T, Class D and Class I shares were covered by expense support and approximately 58.2% of the total return incentive fees for Class FA shares were covered by expense support.

10. Subsequent Events

In July 2018, the Company’s board of directors approved new per share public offering prices for each share class in the Public Offering. The new public offering prices became effective on July 27, 2018. The following table provides the public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Public Offering which became effective on July 27, 2018:

	Class A	Class T	Class D	Class I
Public Offering Price, Per Share	$27.73	$26.69	$25.41	$25.40
Selling Commissions, Per Share	$1.67	$0.81	$—	$—
Dealer Manager Fees, Per Share	$0.69	$0.46	$—	$—

During the period July 1, 2018 through August 9, 2018, the Company received additional net proceeds from its Public Offering and its distribution reinvestment plan of:

	Public Offering		Distribution Reinvestment Plan
	Shares	Gross Proceeds	Shares	Gross Proceeds
Class A shares	—	$—	241	$6,109
Class T shares	4,683	125,000	—	—
Class D shares	30,500	775,000	6	146
Class I shares	28,740	730,000	38	953
	63,923	$1,630,000	285	$7,208

Appendix A: Prior Performance Tables

This section supersedes and replaces the disclosure under the section “Appendix A: Prior Performance Tables,” which begins on page A-1 of the Prospectus.

APPENDIX A: PRIOR PERFORMANCE TABLES

The following unaudited prior performance tables disclose certain information relating to the performance, operations and investment for certain private funds sponsored by LLCP and its affiliates. We have presented all prior programs that have business objectives similar to ours and for certain other prior programs that do not have business objectives similar to ours, as required by applicable SEC guidance.

This information should be read together with the summary information included in the “Prior Performance of the Manager, the Sub-Manager and Their Respective Affiliates” section of this prospectus.

The purpose of this prior performance information is to enable investors to evaluate accurately the experience of LLCP and its affiliates in sponsoring programs. The inclusion of the prior performance tables does not imply that we will make investments comparable to those reflected in the prior performance tables or that investors in our shares will experience returns, if any, comparable to returns experienced in the programs referred to in the prior performance tables. By purchasing shares in this offering, you will not acquire any ownership interest in any prior programs to which the prior performance tables relate. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and other expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered company.

The following tables are included herein:

Table I	-	Experience in Raising and Investing Funds
Table II	-	Compensation to Sponsor
Table III	-	Operating Results of Prior Private Funds
Table IV	-	(Omitted) Results of Completed Private Funds has been omitted since none of the prior programs has completed its operations during the five year period ended December 31, 2017.
Table V	-	Sales of Investments

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I provides a summary of the experience of LLCP as a sponsor in raising and investing funds in programs for which the offerings have closed during the three year period ended December 31, 2017.

	As of December 31, 2017
($ and € in thousands)	LLCP V	LMM Fund	Europe Fund

Dollar amount offered	$1,500,000	$500,000	€100,000
Dollar amount raised	$1,644,082	$615,365	€100,000
Length of offering (in months)	18	7	1
Months to invest 90% of amount available for investment (measured from beginning of offering)(1)	N/A	N/A	N/A

(1)	As of December 31, 2017, LMM Fund and Europe Fund were in the investment period and had not reached 90% invested.

TABLE II

COMPENSATION TO SPONSOR

Table II summarizes the aggregate payments made to LLCP as a sponsor by certain prior programs for which the offerings have closed during the three year period ended December 31, 2017.

($ and € in thousands)	LLCP V	LMM Fund	Europe Fund

Date offering commenced	Sep 2012	Mar 2016	Nov 2014
Dollar amount raised	$1,644,082	$615,365	€100,000
Aggregate compensation paid or reimbursed to the sponsor or its affiliates(1)	$112,856	$20,203	€2,097

(1)       Aggregate compensation includes management and incentive fees.

TABLE III

OPERATING RESULTS OF CERTAIN PRIOR PROGRAMS

Table III summarizes the operating results of certain prior programs sponsored by LLCP, the offerings of which have closed during the five year period ended December 31, 2017.

	LLCP V
($ in thousands)	Year Ended December 31
	2013	2014	2015	2016	2017
Summary Operating Results
Investment income	$4,066	$30,835	$100,638	$93,929	$177,003
Expenses	(2,431)	(975)	(711)	(765)	(695)
Income before special allocation items	1,635	29,860	99,927	93,164	176,308
Special allocation items:
Professional fees	—	—	—	—	—
Administrative expenses	—	—	(117)	(34)	(101)
Management fee expense	(19,581)	(24,812)	(25,925)	(19,170)	(22,653)
Net investment income	(17,946)	5,048	73,885	73,960	153,554
Realized loss on portfolio investments and foreign currency	—	—	—	(2,075)	—
Change in unrealized gain on portfolio investments and foreign currency	—	55,717	28,652	31,282	131,625
Net change in partners’ capital as a result of operations	$(17,946)	$60,765	$102,536	$103,167	$285,179

Summary Statements of Cash Flows
Operating Activities:
Net change in partners’ capital as a result of operations	$(17,946)	$60,765	$102,536	$103,167	$285,179
Adjustments to reconcile net change in partners’ capital as a result of operations to net cash used in operating activities	(180,500)	(273,367)	(604,001)	(316,130)	(285,452)
Change in assets and liabilities	(927)	58	669	(433)	(32)
Net cash used in operating activities	(199,373)	(212,544)	(500,796)	(213,396)	(305)
Financing Activities:
Net cash provided by financing activities	200,608	211,537	501,956	212,921	11,477
Net increase in cash at end of the period	1,236	(1,007)	1,160	(475)	11,172
Cash, at beginning of period	—	1,236	229	1,389	914
Cash, at end of period	$1,236	$229	$1,389	$914	$12,086

Amount and Source of Cash Distributions
Refund of Contributed Capital	$(104,888)	$(14,610)	$(57,532)	$(19,988)	$(7,200)
Return of Principal - Recallable	—	(20,000)	(278,950)	(107,080)	(38,100)
Return of Excess Org Expenses	(335)	(122)	—	—	—
Cash Distribution - Investment Interest	(1,132)	(15,515)	(34,828)	(39,517)	(43,195)
Cash Distribution - Investment Interest-recallable	—	—	—	—	—
Cash Distribution - Dividend Income	(1,445)	(13,488)	(64,592)	(48,969)	(84,314)
Cash Distribution - Dividend Income-recallable	—	—	—	—	—
Cash Distribution - Partner to Partner Interest	(71)	(191)	—	—	—
Distribution from Blocker Entities	—	(1,449)	(422)	—	(3,362)
	$(107,871)	$(65,375)	$(436,324)	$(215,554)	$(176,171)

Summary Balance Sheet
Assets
Cash	$1,236	$229	$1,389	$914	$12,086
Interest receivable	—	—	—	—	174
Prepaid management fees	929	958	994	860	705
Portfolio investments (amortized cost of $180,500, $398,150, $973,500, $1,258,348, $1,412,175)	180,500	453,867	1,057,868	1,374,156	1,659,450
Total assets	$182,665	$455,054	$1,060,251	$1,375,930	$1,672,415
Liabilities and Partners’ Capital
Line of Credit	$—	$—	$—	$2,600	$—
Accounts payable and accrued expenses	2	89	149	51	99
Withholding taxes payable	—	—	644	334	115
Distribution payable	—	—	—	—	—
Total liabilities	2	89	793	2,985	214
Partners’ capital	182,663	454,965	1,059,458	1,372,945	1,672,201
Total liabilities and partners’ capital	$182,665	$455,054	$1,060,251	$1,375,930	$1,672,415

	Europe Fund
(€ in thousands)	Year Ended December 31
	2015	2016	2017
Summary Operating Results
Investment income:
Interest income	€564	€727	€806
Dividend income	1,727	2,480	2,666
	2,291	3,207	3,472
Expenses	(383)	(1,000)	(995)
Net investment income	1,908	2,207	2,477
Change in unrealized gain on portfolio investments, net	—	5,188	3,826
Net change in partners’ capital as a result of operations	€1,908	€7,395	€6,303

Summary Statements of Cash Flows
Operating Activities:
Net change in partners’ capital as a result of operations	€1,908	€7,395	€6,303
Adjustments to reconcile net change in partners’ capital as a result of operations to net cash used in operating activities	(24,400)	(2,480)	(21,419)
Change in assets and liabilities	(1,725)	(5,188)	(62)
Net cash used in operating activities	(24,217)	(273)	(15,178)
Financing Activities:
Partners’ capital contributions	25,000	—	20,500
Partners’ capital distributions	—	—	(5,573)
Net cash provided by financing activities	25,000	—	14,926
Net increase in cash at end of the period	783	(273)	(252)
Cash, at beginning of period	—	783	510
Cash, at end of period	€783	€510	€258

Summary Balance Sheet
Assets
Cash	€783	€510	€258
Dividend receivable	1,727	—	—
Interest receivable	—	—	62
Portfolio investments (amortized cost of €24,400, €24,400, €46,200)	24,400	33,795	55,214
Total assets	€26,910	€34,305	€55,534
Liabilities and Partners’ Capital
Accounts payable	€2	€2	€2
Investment purchase payable	—	—	—
Partners’ capital	26,908	34,303	55,532
Total liabilities and partners’ capital	€26,910	€34,305	€55,534

Amount and Source of Cash Distributions
Return of Principal - Recallable	—	—	(5,573)

	LMM Fund(1)
($ in thousands)	Year Ended December 31
	2016	2017
Summary Operating Results
Investment income:
Interest income	$896	$9,034
	896	$9,034
Expenses:
Management fee	$(7,703)	$(12,018)
Organization expenses	(262)	0
Professional fees	(8)	(43)
Administrative expenses	(2)	(29)
Net change in partners’ capital as a result of operations	$(7,079)	$(3,056)
Change in unrealized gain on portfolio investments and foreign currency	$0	$14,131
Net change in partners’ capital as a result of operations	$(7,079)	$11,075

Summary Statements of Cash Flows
Operating Activities:
Net change in partners’ capital as a result of operations	$(7,079)	$11,075
Adjustments to reconcile net change in partners’ capital as a result of operations to net cash used in operating activities
Change in unrealized gain on portfolio investments	0	$(14,131)
Purchase of portfolio investments	(70,500)	(125,150)
Change in assets and liabilities:
(Increase) / decrease in prepaid management fees	(486)	3
Increase in distributions payable	3	—
Increase in accounts payable and accrued expenses	2	19
Net cash used in operating activities	(78,060)	(128,184)
Financing Activities:
Partners’ capital contributions	78,954	137,164
Partners’ capital distributions	(891)	(8,968)
Net cash provided by financing activities	78,063	128,196
Net increase in cash at end of the period	$3	$12
Cash, at beginning of period	—	$3
Cash, at end of period	$3	$15

Amount and Source of Cash Distributions
Cash Distribution – Investment Interest	$(888)	$(8,968)

Summary Balance Sheet
Assets
Cash	$3	$15
Prepaid management fees	486	483
Portfolio investments (amortized cost of $70,500, $195,650)	70,500	209,781
Total assets	$70,989	$210,279
Liabilities and Partners’ Capital
Distributions payable	$3	$3
Accounts payable and accrued expenses	2	20
Partners’ capital	70,984	210,256
Total liabilities and partners’ capital	$70,989	$210,279

(1)       This fund began operations in March 2016.

TABLE V

SALES OF INVESTMENTS(1)

Table V presents summary information on the results of sales of companies from certain prior programs sponsored by LLCP with business objectives similar to ours during the three year period ended December 31, 2017.

	Year Ended December 31, 2017
($ in thousands)	Operating Company	Industry	Date Acquired	Date of Sale	Investment Cost	Realized Value(2)
LLCP III	Werner Ladder	Ladder Manufacturer	Apr 2005	Jul 2017	$71,272	$95,770
LLCP III	Poma	Card Lock Fueling	Jun 2006	Jan 2015	$38,788	$58,724
LLCP III	Wetzel’s Pretzels	Restaurant Franchisor	Jan 2007	Aug 2016	$22,700	$140,299
LLCP III	Dexter Magnetics	Magnetics Solutions	Jul 2007	Mar 2015	$53,400	$135,215
LLCP III	Beef O’Bradys	Restaurant Franchisor	Jul 2007	Jun 2017	$24,550	$67,528
LLCP IV	Revenew International	Contract Compliance	Oct 2010	Jul 2016	$50,250	$114,142
LLCP IV	Tronair	Aviation Ground Equipment	Mar 2012	Aug 2016	$95,664	$277,217
LLCP IV	Magnolia Bluffs	Casino Complex	Jun 2012	Aug 2015	$20,000	$33,407
LLCP IV	Mander Portman Woodward	Private Education	Aug 2012	Jan 2016	$57,818	$154,748
SB Fund	Senior Helpers	Senior Health Care	Oct 2012	Oct 2016	$18,505	$76,533
SB Fund	Champion Manufacturing	Healthcare Products	Aug 2013	May 2017	$22,500	$53,706

(1)	The private funds shown in this table were conducted through privately held entities that were subject neither to the up-front commissions, fees and other expenses associated with this offering nor all of the laws and regulations that will apply to us.
(2)	Realized value represents the combination of cumulative interest and dividend payments as well as net proceeds derived from the ultimate sale transaction. Realized Value may include notes receivables, escrows, holdbacks, residual interests and other reserves that each fund believes will be received at the expiration of any applicable time periods or otherwise.

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